UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement

☐	CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to ss.240.14a-12
H. J. HEINZ COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

H. J. Heinz Company
World Headquarters
One PPG Place, Suite 3100
Pittsburgh, Pennsylvania 15222

July 1, 2011

Dear Fellow Shareholder:

It is my pleasure to invite you to attend the Annual Meeting of Shareholders of H. J. Heinz Company at 9:00 a.m., Eastern Time, on Tuesday, August 30, 2011, at the Fairmont Pittsburgh, 510 Market Street, Pittsburgh, Pennsylvania 15222.

The following pages contain the formal Notice of the Annual Meeting and the Proxy Statement. If you plan to attend the Meeting, please detach the Admission Ticket from your proxy card and bring it to the Meeting.

At this year’s Annual Meeting, you will be asked to vote on the election of directors and the ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm. You will also be asked to cast an advisory vote on both the Company’s executive compensation program and the frequency of future advisory votes on executive compensation.

Your vote is important. Whether you plan to attend the Annual Meeting in person or not, we hope you will vote your shares as soon as possible. Please mark, sign, date, and return the accompanying proxy card or voting instruction form in the postage-paid envelope or instruct us by telephone or via the Internet as to how you would like your shares voted. Instructions are on the proxy card and voting instruction form.

Sincerely,
William R. Johnson
Chairman of the Board, President and
Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON AUGUST 30, 2011

TIME

9:00 a.m., Eastern Time, on
Tuesday, August 30, 2011

PURPOSE

To vote on four proposals:

•	To elect as directors the 12 nominees named in the attached Proxy Statement;

•	To ratify the Audit Committee’s selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm;

•	To cast an advisory vote on the Company’s executive compensation program;

•	To cast an advisory vote on the frequency of future advisory votes on the Company’s executive compensation program; and

•	To consider and act on such other business as may properly come before the Meeting.

DOCUMENTS

This Notice is only an overview of the Proxy Statement and proxy card included in this mailing and available at www.proxydocs.com/hnz. These documents are first being mailed to shareholders on or about July 1, 2011. Our 2011 Annual Report, including our Form 10-K for Fiscal Year 2011, does not form any part of the material for the solicitation of proxies.

PLACE

Fairmont Pittsburgh
510 Market Street
Pittsburgh, Pennsylvania 15222

RECORD DATE

Owners of shares of the Company’s Common Stock and Third Cumulative Preferred Stock, $1.70 First Series, as of the close of business on June 1, 2011, will receive notice of and be entitled to vote at the Meeting and any adjournments.

VOTING

Even if you plan to attend the Meeting, please mark, sign, date, and return the enclosed proxy card or voting instruction form in the enclosed postage-paid envelope. You may also vote over the Internet using the Internet address on the proxy card or voting instruction form or by telephone using the toll-free number on the proxy card or voting instruction form.

Rene D. Biedzinski
Corporate Secretary
Dated: July 1, 2011

QUESTIONS AND ANSWERS

Q:  When and where is the Annual Meeting?

A:  The Company’s Annual Meeting of Shareholders will be held at 9:00 a.m., Eastern Time, Tuesday, August 30, 2011, at the Fairmont Pittsburgh, 510 Market Street, Pittsburgh, Pennsylvania 15222.

Q:  Who is entitled to vote?

A:  You are entitled to vote at the Annual Meeting if the Company’s records on June 1, 2011 (the “record date”) reflected that you owned the Company’s common stock, par value $.25 (the “Common Stock”), or Third Cumulative Preferred Stock, $1.70 First Series (the “Preferred Stock”). As of June 1, 2011, there were 321,767,370 shares of Common Stock and 6,909 shares of Preferred Stock outstanding.

Q:  How many votes is each share entitled to?

A:  Each share of Common Stock has one vote, and each share of Preferred Stock has one-half vote. The enclosed proxy card shows the number of shares that you are entitled to vote.

Q:  What is a “stockholder of record?”

A:  A stockholder of record or registered stockholder is a stockholder whose ownership of H. J. Heinz Company stock is reflected directly on the books and records of our transfer agent, Wells Fargo Shareowner Services. If you hold Heinz stock through a bank, broker, or other intermediary, you are not a stockholder of record. Instead, you hold your stock in “street name.”

Q:  Do I need a ticket or other evidence of ownership to attend the Annual Meeting?

A:  Yes. For stockholders of record, retain the bottom of the proxy card as your admission ticket. One ticket will permit two persons to attend.

For holders in street name, if your shares are held through a broker, contact your broker and request that the broker provide you with evidence of share ownership. This documentation, when presented at the registration desk at the Annual Meeting, will enable you to attend the Meeting.

Q:  How can I listen to the Annual Meeting if I do not attend in person?

A:  You are invited to listen to the Annual Meeting webcast live via the Internet on Tuesday, August 30, 2011, at www.heinz.com, beginning at 9:00 a.m., Eastern Time. The audio portion of the event will also be available in a listen-only mode via telephone conference call. For the telephone conference call option, dial 1-866-318-8619 (within the U.S./Canada) or 1-617-399-5138 (outside the U.S./Canada) and mention passcode 92392719 at least 15 minutes prior to the designated starting time. Using the webcast will enable you to view the slides shown at the Meeting and hear the speakers. Neither the webcast nor the teleconference will enable you to ask questions or to vote your shares. Information included on our website, other than the Proxy Statement and form of proxy, is not part of the proxy solicitation material.

The webcast of the Meeting will be archived on the Company’s website at www.heinz.com for one year. A replay of the teleconference will be available at 11:00 a.m., Eastern Time, and for 30 days at 1-888-286-8010 (within the U.S./Canada) or 1-617-801-6888 (outside the U.S./Canada) using the following passcode: 17684592.

Q:  How do I access the Annual Meeting via the Internet?

A:  To access the Meeting via the Internet, please go to www.heinz.com. The minimum technical requirements to view this broadcast online are: OPERATING SYSTEM: Windows 98SE, Windows ME, Windows NT4 SP4, Windows 2000, Windows XP, Windows Vista, or Apple Mac OS X. INTERNET BROWSERS: For Windows operating systems, you must have Microsoft Internet Explorer 6+ or Firefox 1.0+. For Mac operating systems, you must have Mozilla Firefox 1.7+, Netscape 7.0+, Opera 8.0+ or Safari 1.3+. MEDIA PLAYERS: Flash Player 8.0+, QuickTime Player 6.5+, Windows MediaPlayer 6.4 or later or RealPlayer 6.0 or later (downloadable when you register for the webcast at www.heinz.com). HARDWARE: 256 MHz or faster processor, 128 MB RAM; and a 16-bit color video display card. In order to hear the audio portion, your PC must be equipped with a 16-bit or better sound card and speakers. INTERNET CONNECTION: A fast connection to the Internet such as T1, DSL, or cable modem is recommended. If your connection is a 56K modem, you will experience lower quality sound and/or video.

Q:  How do proxies work?

A:  The Board of Directors is asking for your proxy. Giving us your proxy means that you authorize us to vote your shares at the Meeting in the manner you direct. You may vote “FOR” or “AGAINST” all or some of our director nominees. You may also vote “FOR” or “AGAINST” the other item(s) or abstain from voting for any item or any director. If you sign and return the enclosed proxy card but do not specify how to vote, we will vote your shares in favor of all of our director nominees, “FOR” the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm, “FOR” the approval of the Company’s executive compensation program, and “FOR” future advisory votes on executive compensation on an annual basis.

Q:  How do I vote?

A: •	Vote by marking, signing, dating, and returning a proxy card or voting instruction form;

•	Vote via the Internet by following the voting instructions on the proxy card or the voting instructions provided by your broker, bank, or other holder of record. Internet voting procedures are designed to authenticate your identity, allow you to vote your shares, and confirm that your instructions have been properly recorded. If you submit your vote via the Internet, you may incur costs associated with electronic access, such as usage charges from Internet access providers and telephone companies;

•	Place your vote by telephone by following the instructions on the proxy card or the instructions provided by your broker, bank, or other holder of record;

•	Stockholders of record may vote in person by attending the Annual Meeting. We will distribute written ballots to any shareholder who wishes to vote in person at the Annual Meeting; or

•	Street name holders wishing to vote at the meeting must contact their bank, broker, or other intermediary for a legal proxy. You will not be able to vote your shares at the meeting without a legal proxy and a signed ballot.

Q:  Do I have to vote?

A:  No. However, we strongly encourage you to vote. You may vote “FOR” or “AGAINST” all or some of our director nominees. You may also vote “FOR” or “AGAINST” the other item(s) or abstain from voting for any item or any director.

Q:  What does it mean if I receive more than one proxy card?

A:  If you hold your shares in multiple registrations, or in both registered and street name, you will receive a proxy card or voting instruction form for each account. Please mark, sign, date, and return each proxy card or form you receive. If you choose to vote by telephone or Internet, please vote each proxy card or form you receive.

Q:  Will my shares be voted if I do not sign and return my proxy card or voting instruction form?

A:  For shareholders of record: No.

For street name holders: They could be. If your shares are held in street name and you do not instruct your broker, bank, or other holder of record how to vote your shares, your broker, bank, or other holder of record may either use its discretion to vote your shares on “routine matters” (such as ratification of auditors) or leave your shares unvoted. The New York Stock Exchange (“NYSE”) has determined that the election of directors, advisory votes on executive compensation, advisory votes on the frequency of future advisory votes on executive compensation, and shareholder proposals are not routine matters. For any “non-routine matters” being considered at the Annual Meeting, your broker, bank, or other holder of record will not be able to vote on such matters unless you give them your instructions. Therefore, if you do not sign and return your voting instruction form, you will not be casting a vote in the election of our directors, the approval of the Company’s executive compensation program, or the frequency of future votes on the Company’s executive compensation. As of the date this Proxy Statement went to press, the Company was not aware of any additional matters to be raised at the Annual Meeting.

Q:  What happens if I sign, date and return my proxy card or voting instruction form without indicating how I want to vote?

A:  Your shares will be voted in accordance with the recommendations of the Board of Directors on all matters presented in this Proxy Statement.

Q:  Can I change my vote?

A:  For stockholders of record: Yes. You may revoke your proxy and change your vote before the Annual Meeting by submitting a new proxy card with a later date, by casting a new vote via the Internet or telephone, by notifying the Company’s Corporate Secretary in writing, or by voting in person at the Meeting. If you do not properly revoke your proxy, properly executed proxies will be voted as you specified in your earlier proxy.

For holders in street name: Yes. You must follow the specific voting directions provided to you by your bank, broker, or other intermediary to change or revoke any instructions you have already provided to your bank, broker, or other intermediary.

Q:  What is a quorum?

A:  A quorum is the number of shares that must be present, in person or by proxy, in order for business to be transacted at the Annual Meeting. At least a majority of the outstanding shares eligible to vote (with each share of Preferred Stock counting as one-half of a share for purposes of the quorum) must be represented at the Meeting, either in person or by proxy, in order to transact business.

Q:  What will I likely be voting on?

A:  There are four proposals that are expected to be voted on at the Annual Meeting:

•	The election of 12 members of our Board of Directors;

•	The ratification of the Audit Committee’s selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for Fiscal Year 2012;

•	An advisory vote on the Company’s executive compensation program; and

•	An advisory vote on the frequency of future advisory votes on the Company’s executive compensation program.

As of the date this Proxy Statement went to press, the Company was not aware of any additional matters to be raised at the Annual Meeting.

Q:  What are the Board’s recommendations?

A:  The Board of Directors recommends a vote:

•	“FOR” the election of each of the directors nominated by the Company;

•	“FOR” the ratification of the selection of our independent registered public accounting firm for Fiscal Year 2012;

•	“FOR” the Company’s executive compensation program; and

•	“FOR” future advisory votes on executive compensation programs on an annual basis.

Q:  How many votes are needed to approve each item?

A:  Election of Directors.  Pursuant to Article 5, Section V of the Company’s Third Amended and Restated Articles of Incorporation, in any election of directors in which the number of nominees equals the number of directors to be elected, such as this election, a nominee must receive a majority of the votes cast in order to be elected. A majority of votes cast means that the number of shares voted “FOR” a director must exceed the number of shares cast “AGAINST” that director.

In an uncontested election, an incumbent director who is not reelected because he or she does not receive a majority of the votes cast would nonetheless continue in office because no successor has been elected. This is referred to as the “director holdover rule.” In that event, the incumbent director must offer to tender his or her resignation to the Board. The Corporate Governance Committee will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results. Any director who tenders his or her resignation will not participate in the decisions of the Corporate Governance Committee or of the Board with respect to his or her own resignation.

Ratification of Independent Registered Public Accounting Firm Selection.  The favorable vote of a majority of votes cast is necessary for this proposal to be approved.

Advisory Vote on Executive Compensation.  The favorable vote of a majority of votes cast is necessary for this proposal to be approved.

Advisory Vote on Frequency of Future Votes on Executive Compensation. The favorable vote of a majority of votes cast is necessary for this proposal to be approved.

Q:  Who will tabulate the votes?

A:  A representative from our transfer agent, Wells Fargo Shareowner Services, will tabulate the votes and act as inspector of election.

Votes cast by proxy (including Internet and telephone votes) or in person at the Annual Meeting will be tabulated by the inspector of election. The inspector will also determine whether a quorum is present at the Annual Meeting.

The shares represented by the proxy cards received, properly marked, dated, signed, and not revoked, including those voted via the Internet and telephone, will be voted at the Annual Meeting. If the proxy card specifies a choice with respect to any matter to be acted on, the shares will be voted in accordance with that specified choice. Any proxy card that is returned signed but not marked will be voted “FOR” each of the Director nominees, “FOR” the ratification of the Audit Committee’s selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for Fiscal Year 2012, “FOR” the Company’s executive compensation program, and “FOR” future advisory votes on executive compensation on an annual basis. In addition, if any other matter may come before the Meeting, the proxy will be voted as the proxy holder deems desirable.

Q:  How will shares in the Company’s employee benefit plans be voted?

A:  If you are a participant in the Company’s employee benefit plans, this Proxy Statement is being used to solicit voting instructions from you with respect to shares of our stock that you own but which are held by the trustees of our benefit plans for the benefit of you and other plan participants. Shares held in our benefit plans that you are entitled to vote will be voted by the plan trustees pursuant to your instructions utilizing one of the voting methods described above.

Shares held in any employee benefit plan that you are entitled to vote, but do not vote, will be voted by the plan trustees in proportion to the voting instructions received for other shares.

Q:  Who are the proxy solicitors and what are the solicitation expenses?

A:  We have hired MacKenzie Partners, Inc. to assist us in the distribution of proxy materials and the solicitation of proxies by mail, e-mail, telephone, facsimile, and/or personal meetings. We estimate the fees of MacKenzie Partners, Inc. to be $15,000 plus expenses, which will be paid by the Company. Our officers, directors, and employees may also assist us with solicitation efforts, but they will not receive any extra compensation for these activities.

Q:  Can I elect to receive the Proxy Statement and Annual Report electronically?

A:  Yes. If you vote via the Internet in accordance with the instructions on your proxy card, you may elect to receive future Proxy Statements and proxy cards, and annual reports, including the report on Form 10-K, via the Internet instead of receiving paper copies in the mail. You may also elect to receive your proxy materials electronically at any time by contacting the transfer agent or your broker.

Q:  How do I obtain a copy of the Company’s materials related to corporate governance?

A:  The Company’s Corporate Governance Principles, charters of each standing Board committee, Global Code of Conduct, Global Operating Principles, Supplier Guiding Principles, Corporate Social Responsibility Report, and other materials related to our corporate governance can be found on the Company’s website at www.heinz.com. In addition, this information is available in print free of charge to any shareholder who requests it by contacting the Corporate Secretary at P.O. Box 57, Pittsburgh, Pennsylvania 15230.

Q:  What is a broker non-vote?

A:  Under the rules that govern brokers who have record ownership of shares that they hold in street name for their clients who are the beneficial owners of the shares, brokers have the discretion to vote such shares on routine matters but not on non-routine matters. Broker non-votes generally occur when shares held by a broker nominee for a beneficial owner are not voted with respect to a proposal because the nominee has not received voting instructions from the beneficial owner and lacks discretionary authority to vote the shares. Brokers normally have discretion to vote on routine matters, such as ratification of the selection of independent registered public accounting firms, but not on non-routine matters, such as election of directors, advisory votes on executive compensation, advisory votes on the frequency of future votes on executive compensation, and shareholder proposals. With regard to non-routine matters, if your shares are held in street name and you do not sign and return a voting instruction form, your broker, bank or other holder of record will not be able to vote your shares on non-routine matters.

Q:  Did the rules regarding broker voting change recently?

A:  Prior to January 1, 2010, in the absence of instructions from you, your broker, bank,

or other holder of record was permitted to vote your shares in uncontested director elections. Effective January 1, 2010, you must instruct your broker, bank, or other holder of record in order to have your shares voted in our director elections. You should vote your shares by following the instructions provided on the voting instruction form.

Q:  How do abstentions and broker non-votes count for voting purposes?

A:  Only votes “FOR” or “AGAINST” a proposal count as votes cast. Abstentions and broker non-votes count for quorum purposes but are not considered to be votes cast. An abstention or broker non-vote will, therefore, not affect the votes required to approve any of the proposals requiring approval by a majority of votes cast.

Q:  What is householding?

A:  Householding is a procedure that permits the Company to send a single set of its Annual Report and proxy materials to any household at which two or more shareholders reside if the Company believes they are members of the same family. Each shareholder will continue to receive a separate proxy card for voting and attendance purposes. Householding reduces the volume of duplicate information you receive, as well as the Company’s expenses. A number of brokerage firms and Wells Fargo Shareowner Services, our transfer agent, have instituted householding. If your family has multiple Heinz accounts, you may have received a householding notification from your broker or the transfer agent. Please contact your broker or the transfer agent directly if you have questions, require additional copies of the Proxy Statement or Annual Report, or wish to opt out of householding or to receive multiple statements and reports. These options are available to you at any time. Upon written or oral request to the transfer agent, a separate copy of the Proxy Statement or Annual Report will be sent promptly to any shareholder of record to whom householding applies.

Q:  What is the deadline for submitting shareholder proposals, nominating a director, and bringing other business before the Annual Meeting?

A:  The Company’s By-Laws prescribe the procedures shareholders must follow to nominate directors at, or to bring other business before, shareholder meetings. To nominate a candidate for director at the Annual Meeting to be held in 2012, your notice of the nomination must be received by the Company during the period beginning at 12:01 a.m., Eastern Time, on December 4, 2011, and ending at 11:59 p.m., Eastern Time, March 3, 2012. The notice must describe various matters regarding the nominee, including name, address, occupation, and shares held. To bring other matters before the 2012 Annual Meeting, notice of your proposal must also be received by the Company within the time limits described above and must meet Company By-Law requirements. In addition, to include a proposal in the Company’s Proxy Statement and proxy card for that meeting, your notice and proposal must also comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended. Copies of the Company’s By-Laws may be obtained free of charge from the Corporate Secretary.

Security Ownership of Certain Principal Shareholders

Set forth below is the name, address, and stock ownership of each person or group of persons known by the Company to own beneficially more than five percent of the outstanding shares of Common Stock, based on information provided by the beneficial owner in public filings made with the Securities and Exchange Commission (“SEC”).

	Number of Shares
	of Common Stock	Percent of
Name and Address	Beneficially Owned	Common Stock

BlackRock, Inc.(1)	19,118,274	5.96%
40 East 52nd Street, New York, NY 10022

(1)	Based on a report on Schedule 13G/A filed with the SEC on February 4, 2011, BlackRock, Inc. reported sole voting power and sole dispositive power over, and beneficial ownership of, 19,118,274 shares of Common Stock.

Security Ownership of Management

The following table sets forth all equity securities of the Company beneficially owned as of April 30, 2011, by each director, director nominee, and executive officer named in the Summary Compensation Table, and all directors, director nominees, and executive officers as a group, being 23 in number. The individuals and others included in the group listed below do not own shares of the Company’s Preferred Stock.

	Shares of
	Common Stock	Percent of
Name	Owned(1)(2)(3)(4)(5)(6)(7)	Class(8)

Charles E. Bunch	22,750	—
Leonard S. Coleman, Jr.	25,850	—
John G. Drosdick	15,250	—
Edith E. Holiday	31,928	—
William R. Johnson	2,439,462	.8
Candace Kendle	30,466	—
Michael D. Milone	467,200	—
David C. Moran	286,266	—
C. Scott O’Hara	304,228	—
Dean R. O’Hare	25,950	—
Nelson Peltz	2,047,334	—
Dennis H. Reilley	15,250	—
Lynn C. Swann	13,250	—
Thomas J. Usher	50,429	—
Michael F. Weinstein	24,494	—
Arthur B. Winkleblack	451,247	—
All directors, director nominees, and executive officers as a group	7,235,163	2.3

(1)	Shares listed in this column include all shares beneficially owned by the named individuals and all directors, director nominees, and executive officers as a group, including shares in which they have a present beneficial economic interest, and shares allocated to their accounts under the Company’s Employees Retirement and Savings Plan (W.R. Johnson, 104,297; A.B. Winkleblack, 5,227; D.C. Moran, 1,197; C.S. O’Hara, 779; and M.D. Milone, 10,490; and all directors, director nominees, and executive officers as a group, 165,045). Each person has both sole voting and sole investment power with respect to the shares listed unless otherwise indicated.

(2)	Shares listed for Messrs. Coleman, Drosdick, Reilley, Usher, and Weinstein and Ms. Holiday include deferred units under the Non-Employee Director Deferred Compensation Plan (L.S. Coleman, 3,250; J.G. Drosdick, 15,250; D.H. Reilley, 15,250; T.J. Usher, 46,016; M.F. Weinstein, 21,494; and E.E. Holiday, 26,328).

(3)	Shares listed include shares subject to stock options granted under the Company’s stock option plans and exercisable within 60 days following April 30, 2011 (W.R. Johnson, 1,355,733; A.B. Winkleblack, 307,867; D.C. Moran, 140,375; C.S. O’Hara, 191,455; and M.D. Milone, 353,969; and all directors, director nominees, and executive officers as a group, 3,062,612).

(4)	Shares listed for Messrs. Johnson, Winkleblack, Moran, O’Hara, and Milone include restricted stock units that have vested and have been deferred (W.R. Johnson, 304,228; A.B. Winkleblack, 111,131; D.C. Moran, 101,926; C.S. O’Hara, 97,981; and M.D. Milone, 63,738; and for all executive officers as a group, 791,204).

(5)	Shares listed for Mr. Usher also include 1,000 shares held by a trust of which Mr. Usher is co-trustee and sole beneficiary.

(6)	Shares listed for Mr. Peltz include (i) 15,250 shares held directly by Mr. Peltz, and (ii) 2,032,084 shares owned by funds and accounts managed by Trian Fund Management, L.P., of which Mr. Peltz is a founding partner and Chief Executive Officer.

(7)	Shares listed for Mr. Milone include 14,550 shares held by Mr. Milone’s spouse and two dependents.

(8)	Except as noted, percentages of less than one percent are omitted.

CORPORATE GOVERNANCE

Role and Composition of the Board of Directors

The Company’s Board of Directors believes that good corporate governance principles and practices provide a strong framework to assist the Board in fulfilling its responsibilities to shareholders. The Board recognizes the interests of the Company’s shareholders, employees, customers, suppliers, consumers, creditors, and the communities in which it operates, who are all essential to the Company’s success. Accordingly, the Board has adopted corporate governance principles relating to its role, composition, structure, and functions. The Board periodically reviews the principles and other corporate governance matters.

Role of the Board and Management

The Company’s business is conducted by its employees, managers, and officers under the direction of the chief executive officer (“CEO”) and the oversight of the Board. The Board of Directors is elected by the shareholders to oversee management and to ensure that the long-term interests of the shareholders are being served. Directors are expected to fulfill duties of care and loyalty and to act with integrity as they actively conduct Board matters.

As part of its general oversight function, the Board actively reviews and discusses reports by management on the performance of the Company, its strategy, goals, financial objectives, and prospects, as well as issues and risks facing the Company. The opinions of the independent, non-Management Development and Compensation Committee Board members are solicited with respect to the selection, evaluation, and determination of compensation and succession planning for the CEO and other executive officers. The Board oversees processes designed to maintain the quality of the Company, including the integrity of the financial statements, compliance with laws and ethical standards, and relationships with stakeholders, including shareholders, employees, customers, suppliers, consumers, creditors, and the communities in which the Company operates.

Board Membership Qualifications

The Board has the responsibility for nominating director candidates for approval by shareholders and filling vacancies. The Corporate Governance Committee is responsible for recommending candidates to the Board, as well as recommending the selection criteria used in seeking nominees for election to the Board. The Board has adopted director nominee selection criteria, which are set forth in the section entitled “Director Qualifications.” In determining whether to recommend a director for re-election, the Corporate Governance Committee also considers the director’s past attendance at meetings and participation in and contribution to the activities of the Board. The Corporate Governance Committee may use the services of an executive search firm to assist the Company in identifying potential nominees and to participate in the evaluation of candidates for Board membership. Shareholders may suggest nominees for consideration by submitting names of nominees and supporting information to the Corporate Secretary of the Company.

Size of the Board

The Company’s By-Laws establish that the Board shall fix the number of directors from time to time so long as the number so determined shall not be less than three. The Board periodically reviews the appropriate size of the Board. Since Fiscal Year 2006, the size of the Board has been established as 12 Board members.

Board Leadership

The Board executes its oversight function in a strong and independent manner, evidenced by the fact that the Audit, Management Development and Compensation, Corporate Governance,

and Corporate Social Responsibility Committees are each comprised entirely of independent directors.

The Board has designated the Chairman of the Corporate Governance Committee, Thomas J. Usher, who has a deep and varied experience with publicly-traded companies in the capacities of CEO, chairman, and director, as the Presiding Director. In that role, Mr. Usher presides over all executive sessions of the non-management directors and acts as principal liaison between the Chairman of the Board and the non-management directors. With the rest of the Corporate Governance Committee, the Presiding Director interviews Board candidates, recommends membership of Board committees to the Board, and makes recommendations about retention of consultants to the Board. The Presiding Director also serves as the contact director for shareholders, leads the Board and committee evaluation process, and is involved in communicating any sensitive issues to the directors.

The CEO and senior executive officers are selected by the Board based upon recommendations from the Management Development and Compensation Committee. The Board determines whether the role of Chairman and CEO should be separate or combined based upon its judgment as to the most appropriate structure for the Company at a given point in time. William R. Johnson has served as our Chairman of the Board and CEO since 2000. Based on its most recent review of the Company’s Board leadership structure and continued strong performance of the business, the Board has determined that this structure is optimal for the Company because it provides our Company with strong and consistent leadership and leverages Mr. Johnson’s extensive knowledge of our global business, the food industry, and competitive environment with the strategic oversight role of the Board. It is also important that the Company be represented to our employees, shareholders, customers, suppliers, and other stakeholders with one voice, and a combined Chairman and CEO position provides such clarity and consistency. Given the current challenging regulatory and market environment, coupled with the need to execute our ongoing strategic plans, the Board believes that having one person serving as both the Chairman and CEO provides clear, decisive, and effective leadership.

A number of Board and committee processes and procedures, including regular executive sessions of non-management directors, annual Board and committee self-evaluations, and annual evaluations of our Chairman and CEO’s performance, serve as regular checks as to the efficacy of this arrangement.

Ethics and Conflicts of Interest

The Board expects its directors, as well as the Company’s officers and employees, to act ethically at all times and to acknowledge their adherence to the policies comprising the Company’s Global Code of Conduct. The Board will not permit any waiver of any ethics policy for any director or executive officer. The Board will resolve any conflict of interest question involving a director, the CEO, or a member of the Office of the Chairman, and the CEO will resolve any conflict of interest issue involving any other officer of the Company. The Global Code of Conduct is available at www.heinz.com.

Stock Ownership

In order to align the interests of directors with shareholders, non-management directors are required to own 10,000 shares of Company stock within five years of a director’s election to the Board.

Retirement and Resignation

No director may stand for re-election after attaining age 72, except for any director who was serving on the Board as of June 12, 1996. Should a director’s principal occupation or business association change substantially during his or her tenure as a director, that director shall tender his or her resignation for consideration by the Chairman of the Board and the Corporate Governance Committee. The Chairman and the Corporate Governance Committee will recommend to the Board the action, if any, to be taken with respect to the resignation offer. Any director who is a full-time employee of the Company shall offer to resign from the Board at the time of his or her retirement, resignation, or removal from full-time employment.

Term Limits

The Board does not believe that it should establish term limits. While term limits could help ensure that there are fresh ideas and viewpoints available to the Board, they have the disadvantage of causing the loss of the contributions of directors who over time have developed increasing insight into the Company and its operations and, therefore, provide an increasing contribution to the Board as a whole. As an alternative to term limits, the Corporate Governance Committee periodically reviews director contributions to the Board, and the Board has a mandatory retirement age (as described above).

BOARD COMMITTEES

Number and Responsibilities of Committees

The current five committees of the Board are Audit, Management Development and Compensation, Corporate Governance, Corporate Social Responsibility, and Executive. The membership of the first four committees is required to consist entirely of independent directors, based on the NYSE’s requirements and the Company’s Director Independence Standards. The Executive Committee is comprised of the Chairman and CEO of the Company and the chair of each of the first four committees. The Board may form new committees, disband an existing committee, and delegate additional responsibilities to a committee. The responsibilities of the committees are set forth in written charters, which are reviewed periodically by the committees, the Corporate Governance Committee, and the Board, and are published on the Company’s website at www.heinz.com and available in print to any shareholder upon request.

Assignment, Rotation and Removal of Committee Members

Members are appointed to committees by the Board of Directors upon recommendation of the Corporate Governance Committee. Committee assignments are based on a director’s business and professional experience, qualifications, and public service. The need for continuity, subject matter expertise, and tenure, and the desires of the individual Board members are also considered. Consideration is given to rotating committee members from time to time if rotation is likely to improve committee performance or facilitate the work of the committee. Directors generally serve on a working committee for approximately five to seven years before rotating. A committee member may be removed by a majority vote of the independent directors of the full Board.

Committee Meetings

The chair of each committee, in consultation with committee members and in compliance with the committee’s charter requirements, determines the frequency of committee meetings and develops meeting agendas. The full Board is apprised of matters addressed by the committees in their meetings.

Committee Chairs

The chair of each committee rotates periodically. It is currently anticipated that chairs will serve for a period of four to eight years unless otherwise agreed to by the Chairman of the Board and the chair of the Corporate Governance Committee.

BOARD OPERATIONS

Board Meetings

Regular meetings of the Board are held at least six times per year and typically extend over two days. Once a year the Board attends a strategic planning session that normally extends over three days. The Board may hold additional meetings, including by teleconference or other electronic means, as needed, to discharge its responsibilities. The Chairman of the Board, in consultation with other Board members, establishes the agenda for each Board meeting. Each Board member may suggest items for inclusion on the agenda.

Executive Sessions and Presiding Director

The non-management directors of the Board meet in regularly scheduled executive sessions at each Board meeting. The chair of the Corporate Governance Committee is the Presiding Director and chairs the executive sessions for non-management directors.

Board Materials

Information and data that is important to the business to be considered at a Board or committee meeting is distributed well in advance of the meeting, to the extent possible.

Board Assessment

The Board annually assesses the effectiveness of the Board and its committees.

Management Evaluation, Succession, and Compensation

The performance of the CEO is evaluated annually by the Management Development and Compensation Committee, in consultation with the full Board, based upon objective criteria, including the performance of the business and the accomplishment of goals and strategic objectives. This committee also makes recommendations to the Board with respect to CEO succession. The CEO reviews management succession planning and development with the full Board of Directors on an annual basis. The Management Development and Compensation Committee evaluates performance in setting CEO and senior executive officer salary, bonus, and other incentive and equity compensation.

Board Compensation

The Board periodically reviews director compensation based upon benchmarking information of peer group companies. The Corporate Governance Committee is responsible for recommending any changes in Board compensation. In discharging this duty, the committee is guided by the following considerations: compensation should fairly pay directors for work required for a company of Heinz’s size and scope; compensation should align directors’ interests with the long-term interests of shareholders; and the structure of compensation should be transparent and understandable.

Board Access to Management and Independent Advisors

Members of the Board have free access to the employees of the Company, and Board committees have the authority to retain such outside advisors as they determine appropriate to assist in the performance of their functions. Additionally, members of the Board periodically visit Company facilities.

Approval of Strategic and Financial Objectives

The overall strategy of the Company is reviewed periodically at Board meetings. In addition, the Board conducts a multi-day annual planning session at which the Company’s strategy is assessed in detail.

Orientation and Education

The Board and the Company provide orientation for new directors on the Company’s corporate structure and organization, business units, strategic plan, significant accounting and risk-management issues, governance policies, and Global Code of Conduct. In addition, on an ongoing basis, directors participate in educational programs and/or seminars.

Communication with Management and Directors

The response to any shareholder proposal is the responsibility of management subject to oversight by the appropriate Board committee. The Board is apprised of shareholder proposals and the Company’s response to such proposals. Shareholders and other interested parties may contact the Presiding Director or other non-management directors via the Corporate Secretary of the Company at P.O. Box 57, Pittsburgh, Pennsylvania 15230, or via facsimile at (412) 456-7868.

Shareholder Rights Plan Policy

The Board adopted a policy under which it will seek shareholder approval within one year in the event the Board adopts a shareholder rights plan, commonly known as a “poison pill.” The Company does not currently have a shareholder rights plan in place.

Disclosure and Review of Corporate Governance Principles

The Company’s Corporate Governance Principles and all Board committee charters are available on the Company’s website at www.heinz.com and are also available in print to any shareholder upon request. The Corporate Governance Committee reviews these Corporate Governance Principles periodically and reports the results of this review to the full Board.

Director Independence Standards

Pursuant to NYSE listing standards, the Board of Directors has adopted a formal set of Director Independence Standards (the “Standards”) with respect to the determination of director independence. In accordance with the Standards, an independent director must be determined to have no material relationship with the Company other than as a director. The Standards specify the criteria by which the independence of the directors will be determined, including strict guidelines for directors and their immediate family members with respect to past employment or affiliation with the Company or its independent registered public accounting firm. The Standards set forth categories of relationships that will not be considered material relationships that would impair a director’s independence.

The Standards prohibit the Audit Committee members from receiving compensation from the Company, other than as a director or under certain retirement plans, and from being an affiliated person, as defined by the SEC. The Standards also prohibit directors from serving on the Management Development and Compensation Committee if they receive directly or indirectly any remuneration as defined by Section 162(m) of the Internal Revenue Code of 1986, as amended, if they have ever been a Company officer or a former employee of Heinz who receives compensation for prior services, or if they have any direct or indirect material interest in a transaction that must be disclosed under SEC Regulation S-K Item 404(a).

The Board has determined that every director, with the exception of Mr. Johnson, is independent under the Standards, as applicable.

The full text of the Standards is attached as Appendix A to this Proxy Statement. The Standards are also posted on the Company’s website at www.heinz.com.

Policies on Business Ethics and Conduct

All Company employees and directors, including the CEO, the Chief Financial Officer, and the Principal Accounting Officer, are required to abide by the Company’s long-standing Global Code of Conduct to ensure that the Company’s business is conducted in a consistently legal and ethical manner. The Global Code of Conduct forms the foundation of a comprehensive program that requires compliance with all corporate policies and procedures and seeks to foster an open relationship among colleagues that contributes to good business conduct and an abiding belief in the integrity of our employees. The Company’s policies and procedures cover all areas of professional conduct, including employment policies, conflicts of interest, intellectual property, and the protection of confidential information, as well as strict adherence to all laws and regulations applicable to the conduct of the Company’s business.

Employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Global Code of Conduct. The Audit Committee has established a policy and procedure to receive, retain, and resolve complaints regarding accounting, internal accounting controls, or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters, including a toll-free ethics and compliance hotline. The hotline may also be accessed via the Internet.

The full text of the Global Code of Conduct is published on the Company’s website at www.heinz.com and is available in print to any shareholder upon request.

Related Person Transactions

The Related Person Transaction Policy of the Board ensures that the Company’s transactions with certain persons are not inconsistent with the best interests of the Company. A “Related Person Transaction” is a transaction with the Company in an amount exceeding $120,000 in which a Related Person has a direct or indirect material interest. A Related Person includes the executive officers, directors, nominees to the Board of Directors, and more than five percent shareholders of the Company, and any immediate family member of such a person. Under the Company’s written Related Person Transaction Policy, Company management screens for any potential Related Person Transactions, primarily through the annual circulation of a Directors and Officers Questionnaire (“D&O Questionnaire”) to each member of the Board of Directors and each officer of the Company that is a reporting person under Section 16 of the Securities Exchange Act of 1934. The D&O Questionnaire contains questions intended to identify Related Persons and transactions between the Company and Related Persons. If a Related Person Transaction is identified, such transaction is brought to the attention of the Corporate Governance Committee for its approval, ratification, revision, or rejection in consideration of all of the relevant facts and circumstances.

Mr. Peltz, a director of the Company, is the Non-executive Chairman and a significant stockholder of Wendy’s/Arby’s Group, Inc. In Fiscal Year 2011, Wendy’s/Arby’s Group, Inc. company-owned restaurants purchased approximately $20.7 million of our products through several distributors at prices determined pursuant to a supplier agreement. Mr. Peltz had no involvement in the negotiations of the supplier agreement. The transactions with Wendy’s/Arby’s Group, Inc. were reviewed and ratified by the Corporate Governance Committee, as required by the Company’s Related Person Transaction Policy.

Board of Directors and Committees of the Board

Fiscal Year 2011 Meetings

Management
		Development and			Corporate	Corporate Social
Name	Board	Compensation	Audit		Governance	Responsibility	Executive
William R. Johnson	*						*

Charles E. Bunch	X	*	X				X

Leonard S. Coleman, Jr.	X				X	*	X

John G. Drosdick	X		X			X

Edith E. Holiday	X	X				X

Candace Kendle	X		X		X

Dean R. O’Hare	X	X	*			X	X

Nelson Peltz	X				X	X

Dennis H. Reilley	X	X	X	(1)	X

Lynn C. Swann	X				X	X

Thomas J. Usher	X	X			*	X	X

Michael F. Weinstein	X	X	X

Number of Meetings in Fiscal Year 2011	8	5	9		3	3	0

X Member
* Chairperson
(1) Mr. Reilley is no longer a member of the Audit Committee as of May 12, 2010 due to anticipated scheduling conflicts.

Committee Duties and Responsibilities

Management Development and Compensation Committee

•	Recommends to the Board candidates for CEO of the Company and the election of executive officers who report directly to the CEO.
•	Develops and oversees the processes to set objectives, evaluate performance, and determine compensation and overall compensation policy for the CEO and the executive officers. The Committee formally solicits the opinions of non-Committee Board members.
•	Reviews annually the succession plan of the CEO and other executive officers as part of a talent review in which all Board members participate.
•	Makes recommendations to the Board with respect to the structure of overall incentive compensation and equity-based plans applicable to executive officers or other employees and administers such plans.
•	Selects and retains outside consultants to review and recommend appropriate types and levels of executive compensation, with the sole authority to approve consultant fees and other retention terms. Terminates such consultants as necessary.
•	Prepares the report of the Management Development and Compensation Committee for inclusion in the Company’s proxy statement in accordance with applicable rules and regulations.
•	Evaluates the Committee’s performance annually.
Audit Committee

•	Oversees management’s establishment and maintenance of processes to provide for the reliability and integrity of the accounting policies, financial statements, and financial reporting and disclosure practices of the Company.
•	Oversees management’s establishment and maintenance of processes to provide for an adequate system of internal control over financial reporting at the Company and management’s policies and guidelines for the assessment and management of risk and oversees the Company’s compliance with laws and regulations relating to financial reporting and internal control over financial reporting.

•	Oversees management’s establishment and maintenance of processes to provide for compliance with the Company’s financial policies.
•	Oversees the independence of the independent registered public accounting firm and the qualifications and performance of both the independent registered public accounting firm and the internal auditors.
•	Prepares the report of the Audit Committee for inclusion in the Company’s annual proxy statement in accordance with applicable rules and regulations.
•	Oversees the independence, objectivity, and performance of the internal audit function, which reports directly to the Chair of the Audit Committee.
•	Appoints, retains, and reviews the performance of the independent registered public accounting firm.
•	Evaluates the Committee’s performance annually.
Corporate Governance Committee

•	Monitors compliance with the Company’s Global Code of Conduct and all applicable laws and regulations, other than those items under the oversight of the Audit Committee.
•	Notifies the Audit Committee of any matters regarding accounting, internal control, or audit matters of which the Committee has become aware as a result of monitoring the Company’s compliance efforts.
•	Annually reviews the Company’s Corporate Governance Principles and recommends changes to these Principles.
•	Reviews related person transactions and approves, ratifies, revises, or rejects such transactions in accordance with the Related Person Transaction Policy.
•	Identifies qualified candidates to serve on the Board, including candidates recommended by shareholders, and reviews Board candidate qualifications, selection criteria, and any potential conflicts with the Company’s interests.
•	Recommends to the Board candidates for election or re-election to the Board at each Annual Meeting of Shareholders of the Company or to fill vacancies, and reviews the independence of current directors and nominees.
•	Recommends to the Board whether to accept or reject any resignation tendered by a Board member who received a greater number of votes “against” such Board member than “for” such Board member in an uncontested election of directors.
•	Recommends to the Board candidates for appointment to or removal from Board committees and considers rotating members or chairs of various Board committees.
•	Provides orientation for new directors and continuing education for all directors.
•	Assesses the reporting channels through which the Board receives information and the quality and timeliness of information received on a periodic basis.
•	Makes recommendations to the Board concerning changes in non-employee director compensation.
•	Periodically reviews all Committee charters and recommends changes for Board approval.
•	Reviews management’s responses to shareholder proposals concerning corporate governance issues.
•	Assesses the Board’s performance and the Committee’s performance on an annual basis.
Corporate Social Responsibility Committee

•	Monitors issues and practices relating to the Company’s global social accountability, Global Operating Principles, Supplier Guiding Principles, and human rights matters, and oversees publication of the Company’s Corporate Social Responsibility Report.

•	Reviews employment issues, equal employment opportunity matters, diversity initiatives, environmental matters, and workplace health and safety.
•	Reviews issues relating to food safety and security, nutrition, biotechnology, and food packaging regulations.
•	Reviews significant lawsuits, investigations by governmental entities, and other significant legal matters involving the Company or one of its affiliates that could affect the Company’s performance, business activities, or reputation.
•	Monitors programs and activities aimed at enhancing the Company’s global communications, crisis management, media relations, and community relations.
•	Oversees the H. J. Heinz Company Foundation and other charitable efforts of the Company and its affiliates.
•	Oversees the H. J. Heinz Company Political Action Committee and any political and lobbying activity of the Company and its affiliates.
•	Reviews and makes recommendations to the Board regarding shareholder proposals submitted for inclusion in the Company’s annual proxy materials that relate to social responsibility issues.
•	Evaluates the Committee’s performance annually.
Executive Committee

•	Is comprised of the Chairman of the Board and the chairs of each of the other committees.
•	May exercise all powers of the Board except as limited by resolutions of the Board or by law; however, it is the general intention that all substantive matters be brought before the full Board.

Each incumbent director of the Company attended 80% or more of the aggregate number of meetings of the Board and committees on which the director served. As a general matter, all Board members are expected to attend the Annual Meeting. At the Company’s 2010 Annual Meeting, all members of the Board were present.

The Role of the Board in Risk Oversight

In the normal course of its business, the Company is exposed to a variety of risks, including reputation, strategic, financial, economic, political, legal, regulatory, supply chain, product quality, talent management, and information technology. The identification, understanding, and management of risk are critical for the successful management of the Company. Risk consideration is an integral component of our operational decision-making and annual planning processes (i.e., Strategic Plan, People and Organization Plan, and Annual Operating Plan) and is also embedded into our strong internal control environment. The Board recognizes that it is neither possible nor prudent to eliminate all risk. Indeed, purposeful and appropriate risk-taking is essential for the Company to be competitive on a global basis and to achieve the Company’s strategic business objectives. The Board of Directors recognizes it is charged with risk oversight and since 2004 has supported the Company’s risk management function, including through the establishment of our Office of Risk Management in 2006 to assist with its risk oversight duties. The Office of Risk Management further built upon and exists in conjunction with the strong internal control environment and culture established by the Corporate Audit and Ethics and Compliance Departments. The Office of Risk Management includes Enterprise Reputation and Risk Management (ER2M), Product Quality and Safety, and Operational Risk Management functions. The ER2M function facilitates the common and regular, global, cross-functional approach to identify, prioritize, measure, and manage key business risks. It provides consistent risk considerations and mitigation solutions globally across our functional areas and business units.

Company management is responsible for the day-to-day risk and mitigation efforts. The ER2M process engages our key business leaders and functional heads via surveys, interviews, and regular risk reporting to develop and maintain global risk information. The Office of Risk Management monitors, evaluates, and recommends policies and processes to handle key aspects of risk and to assess the adequacy of risk remediation plans. The Office of Risk Management reporting structure requires ongoing risk input from key business functions, including the Quality Assurance, Health and Safety, and Environmental and Sustainability areas.

Under the Company’s risk management framework, the Company coordinates its risk management efforts with our Global Risk Governance owners, including World Headquarters global functional leaders (e.g., strategy, financial control, legal, corporate governance, ethics and compliance, information services, human resources, product quality and safety, operational risk management, supply chain, communications, and Corporate Audit) and our Business Unit management leadership. The Office of Risk Management also routinely reviews its findings, recommendations, and the status of key risks with our Global Risk Governance owners and the Office of the Chairman, which is the most senior policy-making executive management group in the Company led by the Chairman and CEO. A representative of the Office of Risk Management also participates in the Disclosure Committee meetings.

While risk oversight is a full Board responsibility, the task of monitoring the ER2M process has been delegated to the Audit Committee of the Board of Directors. The Executive Vice President of Enterprise Risk Management, who is a member of the Office of the Chairman, and the Director ER2M present a comprehensive review of the Company’s corporate risk assessment and actions to the Audit Committee twice a year and to the full Board annually. The assessment discussions focus on the key risks identified and actions taken. Oversight responsibility for each risk type is allocated among the full Board and its committees. Each committee receives updates from the Company’s accountable executives. Company management reviews key risks with each committee at least annually, and throughout the year on an as needed basis. This integrated and ongoing process facilitates the Board’s oversight of the Company’s risks.

The full Board of Directors oversees key commercial and strategy-related risks including marketing and sales, research and development, and supply chain. Also, each committee plays a significant role in carrying out the risk oversight function. In particular:

•	The Audit Committee oversees risks related to management policies and guidelines, financial reporting and control, information services, business continuity, and physical asset conservation.
•	The Corporate Governance Committee oversees risks related to corporate governance, ethics, and compliance.
•	The Management Development and Compensation Committee oversees risks related to human resources and compensation.
•	The Corporate Social Responsibility Committee oversees risks related to communications, product quality, nutrition, health and safety, environmental and sustainability, security, crisis and reputation management, workforce diversity, charitable activities, and legal claims.

Finally, with regard to compensation risk, Company management has surveyed the design of all of its incentive compensation policies and programs and reviewed the results with the Management Development and Compensation Committee. The Company’s compensation programs are designed with features that mitigate risk without diminishing the incentive nature of the compensation. Our programs are intended to encourage and reward prudent business judgment and appropriate risk-taking over the long term, coupled with one or more specific features to mitigate risk, including:

•	Multiple performance factors that encourage participants to focus on the overall health of their business rather than a single financial measure;
•	Caps on the maximum award payable to any individual;
•	Management processes to oversee risk associated with each of our incentive programs; and
•	Target awards for non-executives typically at or below 40% of salary.

In addition, the Management Development and Compensation Committee’s compensation consultant has conducted a review and advised the Committee that the Company’s Fiscal Year 2011 executive compensation programs have a reasonable balance between risk and reward. The Company’s executive compensation programs include the following specific features to mitigate risk:

•	Balanced performance metrics;
•	Balance between annual and long-term opportunities;
•	Balance within the long-term program design through use of multi-year vesting and multi-vehicle features; and
•	Stock ownership guidelines.

Report of the Audit Committee

The primary role of the Audit Committee is to oversee the Company’s processes to provide for the reliability and integrity of the accounting policies, financial statements, and financial reporting and disclosure practices of the Company. The Audit Committee oversees management’s establishment and maintenance of an adequate system of internal control over financial reporting. The Audit Committee retains the Company’s independent registered public accounting firm and oversees their independence, qualifications, and effectiveness. In addition, the Audit Committee oversees the independence, objectivity, and performance of the internal audit function, which reports directly to the Chair of the Audit Committee. Management has primary responsibility for the financial reporting process, including the Company’s internal control over financial reporting. The independent registered public accounting firm is responsible for auditing the Company’s financial statements and internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board.

In the performance of its oversight function and its duties, the Audit Committee has reviewed and discussed the Company’s audited financial statements with management and the independent registered public accounting firm. The Audit Committee also has discussed with the independent registered public accounting firm the matters required to be discussed by the Public Company Accounting Oversight Board AU 380 “Communications with Audit Committees.” In addition, the Audit Committee has received from the independent registered public accounting firm the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence from the Company, has discussed with the independent registered public accounting firm the auditors’ independence, and has considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with maintaining the independent registered public accounting firm’s independence.

The Audit Committee has discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plan for their respective audits. The Audit Committee meets separately with both the internal auditors and independent registered public accounting firm, without management present, to discuss the results of their examinations, their audits of the Company’s financial statements and internal control over financial reporting, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee has recommended to the Board of Directors, and the Board has approved, that the Company’s audited financial statements be included in the Company’s 2011 Annual Report to Shareholders and Annual Report on Form 10-K for the year ended April 27, 2011, for filing with the Securities and Exchange Commission (“SEC”). In giving its recommendation to the Board of Directors, the Audit Committee has relied on (i) management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles, and (ii) the report of the Company’s independent registered public accounting firm with respect to such financial statements.

The Board of Directors has determined that all members of the Audit Committee are “independent,” as defined by the Company’s Director Independence Standards, the current rules of The New York Stock Exchange (“NYSE”), and the SEC’s rules that implement certain provisions of the Sarbanes-Oxley Act of 2002. The Board of Directors has also determined that Mr. O’Hare is an “audit committee financial expert” as defined in the SEC’s rules. Consistent with the Audit Committee Charter, no member of the Audit Committee serves simultaneously on the audit committees of more than two other public companies.

Dean R. O’Hare, Chair	Candace Kendle
Charles E. Bunch	Michael F. Weinstein
John G. Drosdick

Relationship with Independent Registered Public Accounting Firm

PricewaterhouseCoopers LLP has been the independent registered public accounting firm and has audited the consolidated financial statements of the Company since 1979. In addition to performing the audit of the Company’s consolidated financial statements, PricewaterhouseCoopers LLP provided various audit-related and tax services during Fiscal Year 2011. The following table shows fees for professional services rendered by PricewaterhouseCoopers LLP for the past two fiscal years (in thousands):

	Fiscal Year	Fiscal Year
	2010	2011

Audit Fees	$7,114	$7,409
Audit-Related Fees	1,931	983
Tax Fees
Tax Compliance	278	726
Other Tax Services	607	452
All Other Fees	0	0
Total Fees	$9,930	$9,570

Audit fees relate to professional services rendered for the integrated audit of the consolidated financial statements of the Company and of the Company’s internal control over financial reporting, audits of the financial statements of certain subsidiaries and certain statutory audits, the issuance of consents, reviews of the Company’s quarterly consolidated financial statements, and assistance with the review of documents filed with the SEC. These fees increased by approximately $295,000 primarily due to additional statutory audits requested by the Company.

Audit-related fees relate primarily to audits of employee benefit plans, agreed upon procedures, and other attestation services. These fees decreased by approximately $948,000 in Fiscal Year 2011 due to fewer services provided related to acquisition and divestiture activities. Tax compliance services consist of fees related to the preparation of tax returns and transfer pricing services, and these fees increased by approximately $448,000 due to additional services requested by the Company. Other tax services consist of fees related to tax planning regarding domestic and international taxes.

The Audit Committee prohibits the Company or any of its affiliates from receiving services by the Company’s independent registered public accounting firm that could be considered to have an impact on independence and services prohibited by the Sarbanes-Oxley Act of 2002 and SEC regulations.

In accordance with Audit Committee policy and legal requirements, all services to be provided by the independent registered public accounting firm in a category are pre-approved by the Audit Committee prior to engagement. The pre-approved services are budgeted, and the Audit Committee requires the independent registered public accounting firm and management to report actual fees versus the budget periodically throughout the year by category of service. If necessary, the Chair of the Audit Committee has been delegated authority to pre-approve additional services and then notify the entire Audit Committee of the additional services and estimated fees at the next Audit Committee meeting.

Director Compensation Table (Fiscal Year 2011)

The following table sets forth the compensation paid to the non-employee directors of the Company in Fiscal Year 2011:

					Change in
					Pension Value
	Fees				And Nonqualified
	Earned			Non-Equity	Deferred
	Or Paid	Stock	Option	Incentive Plan	Compensation	All Other
Name	in Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
(a)	($)(b)	($)(1)(c)	($)(d)	($)(e)	(2)(f)	($)(3)(4)(g)	($)(h)

Charles E. Bunch	100,000	150,865	—	—	—	—	250,865
Leonard S. Coleman	95,000	150,865	—	—	—	—	245,865
John G. Drosdick	85,000	150,865	—	—	—	—	235,865
Edith E. Holiday	85,000	150,865	—	—	—	—	235,865
Candace Kendle	85,000	150,865	—	—	—	—	235,865
Dean R. O’Hare	100,000	150,865	—	—	—	—	250,865
Nelson Peltz	85,000	150,865	—	—	—	—	235,865
Dennis H. Reilley	85,000	150,865	—	—	—	—	235,865
Lynn C. Swann	85,000	150,865	—	—	—	—	235,865
Thomas J. Usher— Presiding Director	95,000	150,865	—	—	—	—	245,865
Michael F. Weinstein	85,000	150,865	—	—	—	—	235,865

(1)	Represents the grant date fair value of 3,250 restricted stock units granted to each director on September 3, 2010, at a value of $46.42 per unit. As of April 30, 2011, the aggregate number of stock awards granted to each director who elected to defer the receipt of the award were as follows: Mr. Coleman, 3,250; Mr. Drosdick, 15,250; Ms. Holiday, 21,750; Mr. Reilley, 15,250; Mr. Usher, 21,750; and Mr. Weinstein, 12,250.

(2)	See narrative below for description of non-employee director pension. Ms. Holiday is the only currently serving director who is eligible to receive this benefit upon retirement from the Board.

(3)	See narrative below for description of the director charitable award program. Ms. Holiday is the only currently serving director who is eligible to participate in this program. The Company made no payments related to this program to or on behalf of Ms. Holiday in FY11.

(4)	See narrative below for travel policy and use of corporate aircraft, including personal use, if any.

Non-employee directors receive the following annual compensation:

•	$85,000 in cash and 3,250 restricted stock units payable in Common Stock;
•	$15,000 retainer for the chairs of the Audit and Management Development and Compensation Committees; and

•	$10,000 retainer for the chairs of the Corporate Social Responsibility and Corporate Governance Committees.

Annual restricted stock unit grants are restricted for six months, during which time directors receive cash dividend equivalents at the same rate as paid on the Company’s Common Stock. Non-employee directors may defer some or all of their cash into either a Heinz common stock fund or a cash account and may defer equity compensation into a Heinz common stock fund. Amounts deferred into Heinz stock units are credited with additional stock units equal to the dollar amount of dividends paid from time to time. Sums deferred into cash accounts accrue interest calculated periodically at the prime rate. All amounts deferred are paid in stock or in cash, as specified by the director, on a date elected by the non-employee directors at the time of the deferral. Currently, six directors have elected to defer some or all of their compensation.

Directors are reimbursed for travel to Board of Directors’ meetings for their actual out-of-pocket travel cost, up to the cost of a first-class, commercial airline ticket. The Company may, at its discretion, provide transportation via Company-operated aircraft or third-party charter aircraft. Directors are reimbursed for reasonable expenses incurred while traveling to or from Board of Directors’ meetings or while conducting business on behalf of the Company. To the extent a director or a director’s spouse uses the Company aircraft for personal travel, the director will receive imputed income for such use at the Standard Industry Fare Level established by the Internal Revenue Service, and the aggregate incremental cost of such use, if any, will be included in the “All Other Compensation” column in the table above.

The Company has maintained a charitable award program funded by insurance policies on the lives of non-employee directors who were members of the Board of Directors prior to 1995 as part of the Company’s overall program to promote charitable giving at that time. Under the program, following the death of a covered non-employee director, the Company will donate $1,000,000 to qualifying charitable organizations recommended by the non-employee director and approved by the Company. The Company is reimbursed from the proceeds of the life insurance policies. Participants derive no financial benefit from these programs.

Non-employee directors who were on the Board prior to January 31, 1994 will receive, upon retirement on or after age 70, a pension benefit for life equivalent to $30,000 annually.

Mr. Johnson, the only employee director, receives no additional compensation for serving on the Board or any committee.

Director Qualifications

Our Corporate Governance Principles require our directors to possess the experience and skills necessary to oversee the management of the Company and to serve the long-term interests of all shareholders and the best interests of the Company. In addition, the Board seeks candidates who recognize the interests of the Company’s employees, customers, suppliers, consumers, creditors, communities in which the Company operates, and other constituencies. This requires skilled individuals with varying characteristics and experiences. The Board has established general qualification requirements for service on the Board that are applicable to all directors. In addition, the Board believes that there are other specific qualities, attributes, and experiences that should be represented on the Board, but not necessarily by each director.

General Qualifications for All Directors

Under our Corporate Governance Principles, nominees for director are selected on the basis of their business and professional experiences and qualifications, public service, and diversity of background, taking into account the skills and attributes of the continuing members of the Board. We endeavor to have a Board representing diverse experience and a proven track record of success in each director’s business, profession, and other fields, and in areas that are germane to the Company’s global activities. As part of the nomination process, the Corporate

Governance Committee evaluates diversity in a broad sense, seeking individuals who demonstrate leadership skills and who represent a wide scope of shareholder interests by identifying candidates from diverse businesses, professions, and other fields and who have diverse viewpoints and ethnic and cultural backgrounds.

In addition, the Corporate Governance Committee will require for nomination as a director (whether nominated by the Corporate Governance Committee or by one or more of our shareholders) persons who:

•	possess the highest personal and professional ethics, integrity, and values;
•	are committed to representing the long-term interests of all shareholders;
•	are available to devote sufficient time to the Board and the needs of the Company;
•	have demonstrated leadership in multinational companies or government, finance or accounting, higher education, or other fields, or who are able to provide the Company with relevant expertise, industry knowledge, or marketing acumen;
•	have an inquisitive and objective perspective and mature judgment; and
•	represent all shareholders rather than special interest groups or any group of shareholders.

In determining whether to recommend a director for re-election, the Corporate Governance Committee also considers the director’s past attendance at meetings as well as participation in, and contribution to, the activities of the Board.

The Corporate Governance Committee, as well as the Board, believes that its current Board members meet these criteria with a diversity and depth of experience that enable them to effectively oversee management of the Company. The following description of each nominee set forth below includes biographical information, on a director-by-director basis, which highlights some of the specific experience and background of each nominee that led the Board to conclude that each director is qualified to serve on the Board. The Corporate Governance Committee and the Board took this information into account in concluding that each nominee is qualified to serve as one of the Company’s directors. In addition to the qualifications evidenced by the biographical information set forth below, the Corporate Governance Committee and the Board determined that each of the nominees possesses certain intangible attributes and skills, which also led to the conclusion that each nominee meets the criteria set forth in our Corporate Governance Principles and is qualified to serve as a director.

Specific Qualifications to be Represented on the Board as a Whole

The Board believes that a diversity of background, perspectives, and experience is beneficial to the execution of its oversight function, and has identified certain key attributes to be represented on the Board. The Company’s business is global in scope and, as a result, the Board believes that international experience in global publicly-traded businesses and specific knowledge of certain geographical areas is important for effective and growth-driven leadership and should be represented on the Board.

The Company’s business involves sophisticated financial transactions involving many countries and different currencies, and a strong financial background is considered essential and should be represented on the Board. Marketing is a key factor to success in a consumer-driven industry and a major part of the Company’s business, so the Board seeks individuals with strong sales, advertising, marketing, and media experience. The Company must comply with numerous regulatory requirements in the United States and across the globe and interact with various governmental agencies. Therefore, the Board believes that governmental, regulatory, and political acumen should be represented on the Board. Because the Company manufactures an extensive line of food products and uses a wide variety of raw materials, the Board believes that knowledge of the Company’s business and operations and the food industry should also be represented, and also seeks members with leadership experience as a CEO of a large, publicly-traded company. Finally, the Company is committed to sustainability and health and wellness, and therefore looks for experience in risk management and corporate social responsibility in prospective Board members.

Matters to Be Acted Upon

1.	Election of Directors
(Item 1 on proxy card)

You will have the opportunity to elect our entire Board of Directors, currently consisting of 12 members, at the Annual Meeting. Each of our directors is elected annually and serves until the next Annual Meeting of Shareholders or until a successor is elected or qualified.

The Board of Directors has nominated the 12 people listed below for election as directors at the Annual Meeting. If any of the nominees becomes unable or unwilling to serve, the proxies will be voted for the election of such other person as may be designated by the Board of Directors. Information relating to each nominee, including his or her period of service as a director of the Company, principal occupation, specific experience, other biographical material, and qualifications are described below.

The 12 nominees must receive a majority of the votes cast in order to be elected. A majority of votes cast means that the number of shares voted “for” a director must exceed the number of shares cast “against” that director. An incumbent director who is not reelected because he or she does not receive a majority of the votes cast would nonetheless continue in office because no successor has been elected. This is referred to as the “director holdover rule.” In that event, the incumbent director must offer to tender his or her resignation to the Board. The Corporate Governance Committee will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results. The director who tenders his or her resignation will not participate in the decisions of the Corporate Governance Committee or of the Board with respect to his or her own resignation.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES NAMED BELOW.

WILLIAM R. JOHNSON                                                                   Director since 1993
Age 62
Chairman, President and Chief Executive Officer of Heinz (2000-present); also serves as a director of Emerson Electric Company and United Parcel Service, Inc.

Since joining Heinz in 1982, Mr. Johnson has held a number of leadership positions, including President and Chief Operating Officer, Senior Vice President, General Manager—New Businesses, and Vice President—Marketing for Ketchup, Foodservice, and Sauces. During his tenure, Mr. Johnson has also managed diverse international businesses in the Asia/Pacific area, including Australia, New Zealand, China, Thailand, and South Korea. In 2006, he received the inaugural Global Visionary Award from Helen Keller International for Heinz’s micronutrient campaign, which is designed to combat iron deficiency anemia. He also received the Marco Polo Award, considered to be the highest honor bestowed by the Chinese government on foreign business leaders, for Heinz’s support of the development of the Chinese food industry. Mr. Johnson is a director of Grocery Manufacturers of America.

In addition to his leadership skills as Chief Executive Officer, Mr. Johnson brings to the Board a unique and well-developed understanding of our industry and the opportunities within the industry to drive shareholder value. With over 30 years of experience, Mr. Johnson has a deep understanding of all aspects of Heinz’s global business. He contributes to the Board his strategic vision for growth, business strategy and strategic planning skills, global business skills, marketing acumen, and a consumer focus. In addition, Mr. Johnson’s experience on other publicly-traded company boards and exposure to different industries provide the Board with insights regarding governance, finance, compensation, and other key matters.

CHARLES E. BUNCH                                                                   Director since 2003
Age 62
Chairman and Chief Executive Officer of PPG Industries, Inc. (coatings, sealants, and glass products) (2005-present); President and Chief Executive Officer of PPG Industries, Inc. (2005); President and Chief Operating Officer of PPG Industries, Inc. (2002-2005); also serves as a director of The PNC Financial Services Group, Inc.

Mr. Bunch has a 30-year history with PPG Industries, Inc., holding positions in finance and planning, marketing, and general management in the United States and Europe, including Executive Vice President-Coatings Sector, Senior Vice President of Planning, Corporate Services, and M&A, General Manager-Architectural Coatings, Vice President of Architectural Coatings, and Vice President of Strategic Planning and Corporate Services. During his tenure, PPG Industries, Inc. has become a leading coatings and specialty products company. He is a former Chairman of the Federal Reserve Bank of Cleveland, the National Association of Manufacturers, and the National Paint and Coatings Association.

Mr. Bunch has experience as the Chairman and Chief Executive Officer of a public multinational company. Due to his service as a director in a highly-regulated industry and his management and finance experience, particularly his experience as former Chairman of the Federal Reserve Bank of Cleveland, he has an understanding of financial and other complex subjects. He has international business experience with global issues facing a large multinational, publicly-held company. In addition, Mr. Bunch has a strong background in management development and compensation.

LEONARD S. COLEMAN, JR.                                                                   Director since 1998
Age 62
Director of Omnicom Group Inc., Avis Budget Group, Inc., Electronic Arts Inc., and Churchill Downs Incorporated

Mr. Coleman served as the President of the National League of Professional Baseball Clubs from 1994 to 1999. He signed on as Executive Director of Market Development of Major League Baseball in 1992. Before his time with Major League Baseball, Mr. Coleman was a municipal finance banker, and served as commissioner of both the New Jersey Department of Community Affairs and the Department of Energy, and he was Chairman of the Hackensack Meadowlands Development Commission and the New Jersey Housing and Mortgage Finance Agency. He previously served as the Vice Chairman of the State of New Jersey Executive Commission on Ethical Standards and a member of the Economic Development Authority, Urban Enterprise Zone Authority, Urban Development Authority, State Planning Commission, and New Jersey Public Television Commission. He also served as President of the Greater Newark Urban Coalition. In addition, Mr. Coleman spent four years in mission service providing management consultant services in healthcare, education, and community development in Africa.

Mr. Coleman has extensive public and private sector and business experience, including in the energy sector. He is a director of Aramark Corporation, which was a public company until 2007. His commitment to community service and development correlates well with his duties as Chairman of the Corporate Social Responsibility Committee of the Board. That committee oversees the H. J. Heinz Company Foundation and other charitable efforts, including Heinz’s Micronutrient Campaign designed to combat the widespread global health threat of iron deficiency anemia and vitamin and mineral malnutrition among infants and children in the developing world. Mr. Coleman’s hands-on approach to health care, education, and community development issues provides the Board with insight regarding important global health and wellness issues.

JOHN G. DROSDICK                                                                   Director since 2005
Age 68
Former Chairman, President, and Chief Executive Officer of Sunoco, Inc. (petroleum and petrochemical products) (2000-2008); former Chairman of Sunoco Partners, LLC (2001-2008), a subsidiary of Sunoco, Inc. and the general partner of Sunoco Logistics Partners L.P.; also serves as a director of United States Steel Corporation and PNC Funds

Prior to 2000, Mr. Drosdick held leadership positions with several large public companies. Mr. Drosdick began his career with Exxon Corporation in 1968, and later served as President of Tosco Corporation, President of Ultramar Corporation, and President and Chief Operating Officer of Sunoco, Inc. He also previously served as a director of Lincoln National Corporation from 2000 to 2005, Hercules Incorporated from 1998 to 2002, Ultramar Corporation from 1990 to 1996, and Tosco Corporation from 1986 to 1990. Mr. Drosdick is a Trustee and Vice Chairman of the Philadelphia Museum of Art and the Kimmel Center for the Performing Arts and served as Chairman of the University of Villanova Board of Trustees from 2001 to 2008.

Through his service as Chairman and Chief Executive Officer of Sunoco, Inc., Mr. Drosdick brings to the Board broad leadership experience managing complex issues facing large public companies. He also has extensive business knowledge, including insights into energy supply and retail operations drawn from his Sunoco experience, as well as a diverse set of governance perspectives due to his service on public company boards.

EDITH E. HOLIDAY                                                                   Director since 1994
Age 59
Attorney; served as Operating Trustee for TWE Holdings I and II Trusts (2002-2007) and as President, Secretary and Treasurer of Comcast TW Holdings, Inc. (manages and disposes of property for the benefit of Comcast Corporation) (2006-2007); also serves as a director of Hess Corporation, RTI International Metals, Inc., Canadian National Railway Company, and White Mountains Insurance Group, Ltd., and as a director or trustee of various investment companies in the Franklin Templeton group of mutual funds

Ms. Holiday was Assistant to President George H.W. Bush and Secretary of the Cabinet from 1990 to 1993, during which period she served as the primary White House liaison between President Bush’s Cabinet and all federal agencies. Prior to 1990, she was appointed by President Bush and confirmed by the United States Senate as General Counsel of the United States Department of the Treasury. During the Reagan administration, Ms. Holiday was appointed by President Ronald Reagan and confirmed by the United States Senate as Counselor to the Secretary and Assistant Secretary to the President for Public Affairs and Public Liaison, and she also served as Chief Spokesman for the Treasury Department. She also served as Executive Director of the President’s Commission on Executive, Legislative, and Judicial Salaries.

Ms. Holiday has legal, governmental, political, and public policy experience, including with the passage and implementation of legislation, as well as compliance with resultant regulations which could impact the food industry in particular and large public companies in general. In addition, Ms. Holiday has experience in corporate governance through her service as a director of other public companies.

CANDACE KENDLE                                                                   Director since 1998
Age 64
Retired Chairman of Kendle International Inc. (contract research organization) (1981-May 2011); Chief Executive Officer of Kendle International Inc. (1981-May 2011); Non-Executive Chairman (May 2011-present)

Dr. Kendle is a recognized leader in the clinical research organization (CRO) industry. She is a founding member and past Chairman of the Association of Clinical Research Organizations, which fosters continued advancement of medical product development and introduction. Kendle International Inc. was named “Top CRO to Work With” in the Thomson Center Watch 2007 Survey of U.S. Investigative Sites and “Best Contract Research Organization” two times by an independent panel for Scrip World Pharmaceutical News. Dr. Kendle is a board member of the Committee of 200, an organization of preeminent women entrepreneurs and corporate leaders and currently serves as a Mentor for the Fortune-U.S. State Department Global Women Leaders Mentoring Partnership. She has received numerous civic, financial, and pharmaceutical industry leadership awards. During Dr. Kendle’s tenure, Kendle International Inc. has completed 15 strategic acquisitions valued at more than $350 million in response to changing customer and market needs.

Dr. Kendle has leadership skills from her experience as the Chairman and Chief Executive Officer of a public corporation, as well as insight and experience in executing strategic acquisitions, expansions into new markets, and product development. In addition, Dr. Kendle’s civic dedication, entrepreneurial skills, and diverse perspective make her well suited to serve on our Board.

DEAN R. O’HARE                                                                   Director since 2000
Age 69
Retired Chairman and CEO of The Chubb Corporation (1986-2002), also serves as a director of AGL Resources, Inc. and Fluor Corporation

Mr. O’Hare originally joined The Chubb Corporation in 1963 as an underwriting trainee and later went on to hold several managerial and leadership positions with the company, including Chairman and Chief Executive Officer and Chief Financial Officer. Mr. O’Hare is Chairman Emeritus of the United States Council for International Business and previously served as a member of the President’s Foreign Trade Advisory Committee. He is a former Chairman and Director of the U.S.-India Business Council. Mr. O’Hare is Chairman of the board of directors of Seapass Solutions Inc. (web-based hub that allows insurance carriers, agents, brokers, banks, and wholesalers to transmit and receive data). He is Co-Chairman of the Hospital for Special Surgery in New York and a member of the Board of Trustees of the University College of Dublin.

As the former chief executive officer and chief financial officer of a Fortune 500 company with over thirty years of experience, Mr. O’Hare has large public company leadership skills and international business, corporate governance, and risk management experience. Mr. O’Hare also provides the Board with strong financial and accounting skills. As our audit committee financial expert, Mr. O’Hare chairs our Audit Committee. He also serves on the audit committees of two other public companies, AGL Resources, Inc. and Fluor Corporation.

NELSON PELTZ                                                                   Director since 2006
Age 69
Chief Executive Officer and a founding partner of Trian Fund Management, L.P. (management company for various investment funds and accounts) (2005-present); Non-executive Chairman of Wendy’s/Arby’s Group, Inc. (restaurants) (2007-present); Chairman and Chief Executive Officer of Triarc Companies, Inc. (1993-2007); also serves as a director of Legg Mason, Inc.

Mr. Peltz has a long history of improving operational performance and increasing the value of successful businesses, most recently through Trian Fund Management, L.P. Mr. Peltz served as Chairman and Chief Executive Officer of Triangle Industries, Inc. from 1983 to 1988, and he previously served as a director of Trian Acquisition I Corp., Deerfield Capital Corp., and Encore Capital Group, Inc.

Mr. Peltz has extensive experience in investing in and building companies, and he provides the Board with an investor’s perspective. In addition, Mr. Peltz has served as the Chairman and Chief Executive Officer of public companies for more than 20 years. Mr. Peltz has ownership and operating experience in the food and beverage industries, a commitment to strategic growth, dedication to improving shareholder value, and a consumer mindset.

DENNIS H. REILLEY                                                                   Director since 2005
Age 58
Former non-executive Chairman of Covidien Ltd. (healthcare products) (2007-2008); Chairman, President and Chief Executive Officer of Praxair (industrial gases) (2000-2007); also serves as a director of Covidien Ltd., Marathon Oil Company, and The Dow Chemical Company

Prior to joining Praxair in 2000, Mr. Reilley held several leadership positions with E.I. DuPont de Nemours & Co. and its subsidiary, Conoco, Inc., including Executive Vice President and Chief Operating Officer, Executive Vice President, Vice President, and Vice President and General Manager. During his tenure, he was specifically responsible for the titanium dioxide business, the specialty chemicals business, and the Lycra business. Mr. Reilley currently serves on the corporate governance and/or compensation committees of three other publicly-traded company boards.

Mr. Reilley’s service as Chairman, President, and Chief Executive Officer of Praxair, a large public company, and additional executive experience running global oil, petrochemical, and chemical businesses, provides the Board with leadership skills and a broad international perspective. He possesses a strong background in strategy, finance, corporate governance, regulatory and governmental affairs, and human resources.

LYNN C. SWANN                                                                   Director since 2003
Age 59
President of Swann, Inc. (marketing and consulting) (1976-present); Managing Director of Diamond Edge Capital Partners, LLC (financial advisory and brokerage services) (2008-present); Chairman of President’s Council on Physical Fitness and Sports (2002-2005); football and sports broadcaster, ABC Sports (1976-2006); also serves as a director of Caesars Entertainment Corporation

Mr. Swann has been a world recognized sports and media broadcaster for over 20 years and is also licensed to solicit, purchase, and/or sell securities products. Mr. Swann has been the National Spokesman for Big Brothers Big Sisters of America for 30 years and he serves on its National Board of Directors. He also serves as a director of Hershey Entertainment and Resort Company and Empower Software Solutions.

Mr. Swann has media and public relations experience, consumer awareness skills, diverse business and political background, and management-level decision-making experience. His devotion to the community, including his involvement in Big Brothers Big Sisters, helps drive Heinz’s commitment to health and wellness and enhances his contributions as a member of the Corporate Social Responsibility Committee.

THOMAS J. USHER                                                                   Director since 2000
Age 68
Non-executive Chairman of Marathon Oil Company (oil and natural gas) (2002-present); Retired Chairman of United States Steel Corporation (2004 until retirement in 2006); also serves as a director of The PNC Financial Services Group, Inc. and PPG Industries, Inc.

During Mr. Usher’s tenures with United States Steel Corporation and USX Corporation, he held several leadership positions, including Chairman and Chief Executive Officer and Director of Corporate Strategic Planning. He also held a succession of senior management positions at U.S. Steel Mining Company, Inc. and was appointed President of the Steel Division in 1990. He joined the Corporate Policy Committee and was elected President of the U.S. Steel Group, Inc. and the USX Corporation board of directors in 1991. He is a former chairman and director of the U.S.-Korea Business Council and a member of the Business Council, an association of the Chief Executive Officers of some of the world’s most prestigious business enterprises. He is a member of the board of trustees of the University of Pittsburgh and a member of the board of directors of UPMC.

Mr. Usher has numerous leadership, governance, and corporate finance experiences and skills drawn from, among other experiences, his service as Chairman, Chief Executive Officer, and President of United States Steel Corporation. In addition, as a director in highly regulated service and manufacturing industries, he has an understanding of the complex issues relevant to overseeing a global public company, including those relating to manufacturing, strategy, regulation, compensation, and management development. Mr. Usher’s service as presiding director of another large public company contributes significantly to the Board’s deliberations and leadership structure.

MICHAEL F. WEINSTEIN                                                                   Director since 2006
Age 62
Chairman and co-founder of INOV8 Beverage Company LLC (marketer and developer of beverage products and concepts) (2005-present); also serves as a director of Dr Pepper Snapple Group, Inc.

Mr. Weinstein previously served as President and as a consultant of Liquid Logic Consulting, a private beverage consulting company he founded in 1994. He also served as President of Global Innovation and Business Development for Cadbury Schweppes plc. Mr. Weinstein began his career at Pepsi-Cola, where he held various sales and marketing positions. He later held executive positions at several soft drink and beverage companies, including A&W Brands and Snapple Beverage Group, where he was responsible for multiple beverage brands. He served as Chief Executive Officer of Snapple Beverage Group and of several of its subsidiaries, including Snapple Beverage Corp., Royal Crown Company, Inc., and Mistic Brands, Inc.

Mr. Weinstein has a strong background in sales, marketing, advertising, new product development, and international experience in the beverage industry. He also has a consumer-focused perspective on issues facing large companies in the consumer goods industry.

2.	Ratification of the Selection of Independent Registered Public Accounting Firm
(Item 2 on proxy card)

PricewaterhouseCoopers LLP has been the Company’s independent registered public accounting firm since 1979. The Audit Committee has recommended that the shareholders ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for Fiscal Year 2012.

The Board of Directors recommends a vote “FOR” the ratification of the selection of PricewaterhouseCoopers LLP as independent registered public accounting firm for Fiscal Year 2012.

A representative of PricewaterhouseCoopers LLP is expected to attend the Annual Meeting and be available to make a statement or respond to questions.

3.	Say on Pay: Executive Compensation Advisory Vote
(Item 3 on proxy card)

Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires that we include in this Proxy Statement a non-binding, advisory shareholder vote on the compensation of the Company’s named executive officers (“NEOs”) (commonly referred to as “say-on-pay”) and a non-binding, advisory shareholder vote on whether the say-on-pay vote should occur every one, two, or three years (commonly referred to as “say-on-frequency”).

We encourage shareholders to review the Compensation Discussion and Analysis (“CD&A”), as well as the Summary Compensation Table and other related tables and narrative discussion, included in this Proxy Statement. This disclosure provides detailed information regarding our executive compensation philosophy and policies and the Fiscal Year 2011 compensation of our NEOs. As described in the CD&A, we believe that our NEO compensation programs have appropriately aligned pay and performance and played a vital role in driving strong financial results and attracting and retaining a highly experienced, successful management team. Our executive compensation practices are directly linked to our key business objectives and our fundamental goal of creating value for our shareholders. These practices include:

•	Aligning the interests of our NEOs with those of our shareholders by (a) paying a significant portion of compensation (approximately 65% at target for our CEO and 55% at target for the other NEOs) under long-term incentive plans, which provide for awards of restricted stock units (“RSUs”) and stock options subject to multi-year vesting schedules and Long-Term Performance Program (“LTPP”) awards based on multi-year performance periods; and (b) requiring our NEOs to maintain meaningful equity ownership in the Company pursuant to our stock ownership guidelines. (Our CEO must own shares of Heinz Common Stock with a value of six times current salary, and other NEOs must own such shares with a value of four times current salary.)
•	Basing NEO cash incentive compensation primarily on Company performance, which is measured using financial metrics similar to those that the investment community uses to project the future return from a company’s stock: sales growth, profitability (both pre- and post-tax), cash flow generation, return on invested capital (“ROIC”), and relative total shareholder return.
•	Prohibiting tax gross-ups on perquisites for our NEOs.
•	Modifying our compensation practices when appropriate in light of global economic conditions and trends among our Compensation Peer Group. For example, in Fiscal Year 2010, when the impact of the economic downturn was uncertain, we took strong actions to protect our shareholders by freezing salaries and reducing bonus opportunities at target performance by 20% for our NEOs and our other salaried employees. As discussed in the CD&A, the MDCC removed these restrictions in Fiscal Year 2011, as the economy began to improve, but did not restore the foregone Fiscal Year 2010 merit salary increases. For

Fiscal Year 2011, the MDCC made no changes to the salary of the CEO and granted competitive salary increases for the other NEOs that were consistent with historical percentage increases.

Despite a continually challenging economic environment, our executive team successfully managed our Company through the lingering economic downturn and delivered strong financial results for Fiscal Year 2011, which resulted in superior returns to our shareholders. For Fiscal Year 2011, stock price appreciation plus reinvested dividends resulted in a 16.23% return. This was well above our TSR Peer Group’s average return of 15.88% and above the 16.08% return generated by the Standard & Poor’s 500 Index over the same period. In addition, our total shareholder return for the past two fiscal years was above the median of our TSR Peer Group. We also delivered record net sales of $10.7 billion, increased our gross margin by 70 basis points, continued the Company’s consecutive quarters of growth in organic sales (volume plus price), which now stand at 24, delivered all-time record operating free cash flow (cash from operations less capital expenditures net of proceeds from disposal of property, plant, and equipment) of $1.26 billion, increased ROIC by 60 basis points, and increased the annualized dividend by almost 7%. The dividend has now grown almost 80% since Fiscal Year 2004. Please see “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” in our Annual Report on Form 10-K for a more detailed description of our Fiscal Year 2011 financial results. In addition, please see our 2011 Annual Report, which has been mailed with this Proxy Statement, for reconciliations of certain non-GAAP financial measures.

The MDCC has carefully developed our compensation program to align executive compensation with Company performance and the creation of long-term shareholder value. The Board of Directors believes that our compensation program accomplishes these objectives and therefore recommends that shareholders vote in favor of the following resolution:

“RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as described in the Company’s Proxy Statement for the 2011 Annual Meeting of Shareholders, including the CD&A and related tables and narrative discussion.”

Because the vote is advisory, it will not be binding upon the Board of Directors or the MDCC, and neither the Board of Directors nor the MDCC will be required to take any action as a result of the outcome of the vote on this proposal. However, the MDCC will carefully consider the outcome of the vote when considering future executive compensation programs.

Vote Required

The above resolution approving the compensation of the Company’s NEOs on an advisory basis will require the affirmative vote of a majority of the shares cast, either in person or by proxy, at the Annual Meeting.

The Board of Directors recommends a vote “FOR” the approval, on an advisory basis, of the compensation of the Company’s NEOs as described in this Proxy Statement.

4.	Say on Frequency of Future Executive Compensation Advisory Votes
(Item 4 on proxy card)

As mentioned in Item 3 above, Section 14A of the Exchange Act requires that the Company include in this Proxy Statement a separate non-binding, advisory shareholder vote on whether the say-on-pay vote should occur every one, two, or three years. You have the option to vote “FOR” any one of the three options, or to abstain from voting on the matter. This “say-on-frequency” vote must be held at least once every six years.

After careful consideration of the relative benefits of each alternative, the Board of Directors has determined that holding an advisory vote on executive compensation every year is the most appropriate policy for the Company at this time. Notwithstanding the Board’s current recommendation and the outcome of the shareholder vote, the Board may in the future decide to conduct advisory votes on a less frequent basis.

Vote Required

The frequency of the advisory vote on executive compensation (every one, two, or three years) receiving the vote of a majority of the shares cast, either in person or by proxy, at the Annual Meeting will be considered the frequency recommended by the shareholders.

The Board of Directors recommends that the shareholders vote to conduct a non-binding, advisory vote on executive compensation every year.

5.	Other Business

The Board of Directors does not intend to present any business at the Annual Meeting not described in this Proxy Statement. If other matters are properly presented at the Annual Meeting, the persons named in the proxy will have the discretion to vote on those matters for you. At the date this Proxy Statement went to press, the Company was not aware of any additional matters to be raised at the Annual Meeting.

Compensation Discussion and Analysis

In this Compensation Discussion and Analysis, we address the compensation objectives, policies and practices relating to the Fiscal Year 2011 compensation earned by our chief executive officer (the “CEO”), the chief financial officer, and the three other most highly compensated executive officers whom we refer to collectively as the named executive officers (the “NEOs”).

Executive Summary

H. J. Heinz Company has had a long-standing tradition of delivering outstanding performance for our shareholders, as well as serving our customers and supporting the communities in which we operate. We believe that our executive compensation programs are appropriately structured to deliver strong shareholder returns consistent with our culture and the traditions that have guided us for over 140 years.

The executive pay programs described below and in the accompanying tables have played a vital role in driving strong financial results and appropriately aligning pay and performance, and are designed to attract and retain a highly experienced, successful team to manage our company. Our pay programs are directly linked to our key business objectives and designed to create value for our shareholders.

How We Performed in Fiscal Year 2011

Despite a continually challenging economic environment, our executive team successfully managed our Company through the lingering economic downturn and delivered record financial results for Fiscal Year 2011, which resulted in superior returns to Heinz stockholders. For the year, stock price appreciation plus reinvested dividends resulted in a 16.23% return. This was above our TSR Peer Group’s average return of 15.88% and the 16.08% return generated by the Standard & Poor’s 500 Index over this same period.

The chart below reflects the strength of our Fiscal Year 2011 performance against the strong performance the Company delivered in Fiscal Year 2010.

Please see “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” in our Annual Report on Form 10-K for a more detailed description of our Fiscal Year 2011 financial results. In addition, please see our 2011 Annual Report, which has been mailed with this Proxy Statement, for reconciliations of certain non-GAAP financial measures.

(Dollars in Millions, except Earnings per Share).

	Fiscal Year		Fiscal Year
	2011		2010	Change %

Operating Free Cash Flow(1)	$1,261		$1,081	16.7%
Revenues	$10,707		$10,495	2.0%
Earnings per Share	$3.08	(2)	$2.87	7.3%

(1)	Cash from operations (FY11 $1,584; FY10 $1,262) less capital expenditures (FY11 $336; FY10 $278) net of proceeds from disposal of Property, Plant and Equipment (FY11 $13; FY10 $97)

(2)	Excluding the acquisition of the Quero® business in Brazil

The graph below clearly demonstrates that the company’s strong financial performance has resulted in superior returns to Heinz shareholders for the last three fiscal years, well above the total returns delivered by our TSR Peer Group and the Standard & Poor’s 500 Index.

In addition, the Company accomplished the following in Fiscal Year 2011:

•	Delivered record net sales of $10.7 billion;

•	Delivered record operating free cash flow of $1.26 billion;

•	Improved the important return on invested capital (“ROIC”) by 60 basis points;

•	Improved gross margin by 70 basis points;

•	Continued the Company’s consecutive quarters of organic sales (volume plus price) growth, which now stand at 24;

•	Launched a more sustainable Heinz ketchup bottle; and

•	Made several important strategic acquisitions and continued strong organic growth (volume plus price) that positions the Company to deliver 20% or more of its net sales value (NSV) from emerging markets in Fiscal Year 2012.

Compensation Actions in Fiscal Year 2011

Highlights of the Company’s pay for performance compensation actions for Fiscal Year 2011 include:

•	Compensation aligned with performance—Based on Fiscal Year 2011 financial performance that exceeded most of our annual targets coupled with outstanding individual performance, our short-term incentive awards for NEOs were appropriately paid above the target level, but well below the maximum level of our compensation program design. In addition, our total shareholder return for the past two fiscal years was above the median of our TSR Peer Group and ROIC for the same period was well above the established target, providing LTPP awards for NEOs that also were above the target level, but well below the maximum.

•	Strong leadership during uncertain economic times—In Fiscal Year 2010, when the impact of the economic downturn on global economies was uncertain, the company took strong actions to protect shareholders by globally reducing bonus opportunities at target performance by 20% and freezing the salaries of our global salaried workforce. These restrictions were removed in Fiscal Year 2011 as the economy began to improve, with the restoration of the 20% annual target bonus reduction and annual merit increases being approved for Fiscal Year 2011, but with no restoration of the missed Fiscal Year 2010 merit cycle.

•	Compensation decisions made from a holistic perspective—Prior to making compensation decisions for any of the NEOs, the Management Development and Compensation Committee (the “MDCC”) of the Board of Directors considered company performance; the performance of each NEO against established objectives; tally sheets (a detailed analysis of all estimated compensation and benefits which each NEO would be eligible to receive under certain circumstances); and the advice of its independent executive compensation consultant.

•	Risk Assessment—The MDCC’s independent executive compensation consultant reviewed management’s assessment of compensation risk and presented his independent assessment to the MDCC. The MDCC and its consultant concluded that the many Heinz incentive arrangements in use around the world do not create risks that are reasonably likely to have a material adverse impact on the Company.

Compensation Objectives

Our NEO compensation programs are designed to reward superior financial performance and to achieve the following objectives established by the MDCC:

•	Provide competitive compensation to attract and retain superior executive talent for the long term;
•	Target NEO compensation at the median of our Compensation Peer Group (described below) based on available survey and proxy statement data;
•	Ensure that the pay opportunity for each NEO is linked to the performance of the Company, including the building of shareholder value through the achievement of the financial and strategic objectives established by the Board of Directors;
•	Provide a balance between risk and potential reward for NEOs:

○	Achieve balance of short-term and long-term goals;

○	Discourage unnecessary and excessive assumption of risks that would threaten the reputation or sustainability of the Company; and

○	Encourage appropriate assumption of risk for competitive advantage.

•	Create effective incentives to retain superior performers and drive higher levels of performance;
•	Align the interests of our NEOs with those of our shareholders by paying a significant portion of compensation under long-term incentive plans (approximately 65% at target for our CEO and 55% at target for the other NEOs) and requiring our NEOs to maintain meaningful equity ownership in the Company; and
•	Provide retirement, including supplemental retirement, and other benefits that approximate the median of our Compensation Peer Group, support succession planning, and enhance the productivity of our NEOs based on the following principles:

Supplemental retirement benefits must support one or more of the following objectives:

○	Link a portion of the benefit to Company and/or individual performance by basing the benefit primarily on salary and bonus earned;

○	Enhance retention;

○	Aid in the recruitment of new hires, particularly mid-career executives; and

○	Compensate for benefit limitations imposed by the Internal Revenue Code of 1986, as amended (the “Code”).

Each benefit and perquisite must support one or more of the following objectives:

○	Provide greater security/safety to the NEO;

○	Increase time available for business purposes;

○	Enhance personal financial management; and

○	Represent a competitive practice that helps to support attraction/retention goals.

Compensation Advisors

In determining total compensation and allocating the elements of total compensation for the NEOs individually and as a group, the MDCC is assisted by: (i) the CEO and the Chief People Officer, who make recommendations regarding potential changes to NEO pay (the CEO does not participate in discussions regarding his pay) based on performance, regulatory, competitiveness, and retention considerations; (ii) a compensation consultant from Mercer retained exclusively by the MDCC to advise the MDCC on all matters related to CEO and other NEO compensation; and (iii) the Total Rewards staff within our Human Resources Department, which acts as a liaison between the MDCC and its compensation consultant and collects information and prepares materials for the MDCC’s use in compensation decisions. Since the selection of Mercer by the MDCC in Fiscal Year 2007, the Mercer consultant has not provided and does not provide any services to management or other Heinz employees. The MDCC formally evaluates its compensation consultant annually, without the input of management. The MDCC’s consultant attended all of the MDCC meetings in Fiscal Year 2011 either in person or by telephone.

In Fiscal Year 2011, the Mercer compensation consultant received approximately $180,000 in fees from the Company in connection with the services related to executive and director compensation. Mercer and its affiliates also received approximately $350,000 in fees from us in Fiscal Year 2011 in connection with its provision of other compensation-related services, which consisted primarily of services related to our subsidiaries’ generally available pension plans as requested by the pension plan trustees. The Mercer teams that provide other compensation-related services for us are independently managed and are separate from the compensation consultant who provides executive and director compensation services. The decision to engage Mercer on all other compensation-related services was made by management and reported to the MDCC.

Analysis of Fiscal Year 2011 NEO Pay Changes

When making NEO pay-related decisions for Fiscal Year 2011, the MDCC first considered competitive pay and pay practices for similar positions within the Compensation Peer Group (as described below). The MDCC also reviewed legal and regulatory issues as well as individual and Company performance, and other competitive or trend data as provided by its compensation consultant. In Fiscal Year 2011, compensation tally sheets for the NEOs were prepared by our Total Rewards staff and reviewed by the MDCC and the MDCC’s compensation consultant. Information from these tally sheets was considered by the MDCC in making NEO pay-related decisions and guided the MDCC’s design of cash and non-cash compensation and benefit programs. The MDCC specifically used tally sheets in the following contexts for each NEO:

•	To review the value of historical compensation paid;

•	To review the value of stock options, restricted stock units (“RSUs”), and Long Term Performance Program (“LTPP”) awards forfeited in the event of a voluntary termination when making decisions regarding grants to encourage retention; and

•	To evaluate the impact of change-in-control triggers, severance arrangements, and retirement programs when determining stock option, RSU, and LTPP awards as well as potential payouts from these arrangements and programs under selected performance, employment termination, and change-in-control scenarios.

Other factors considered by the MDCC in determining final pay include executive experience and time in position, personal performance, potential future contributions, the Company’s Executive Pay Guidelines (discussed below), and the Company’s financial performance. The MDCC may exercise its discretion in setting total compensation and individual compensation elements that may vary from the Compensation Peer Group median based upon consideration of these factors. After reviewing NEO competitive pay data, tally sheets, and other factors described above, the MDCC determined that the annual compensation opportunity provided to the CEO and the other NEOs was consistent with the MDCC’s expectations for Fiscal Year 2011.

Compensation Elements

The MDCC believes that providing a mix of compensation elements best promotes its objectives as described above and, therefore, it annually examines the mix for each of its NEOs. The total compensation program for NEOs consists of the following:

•	Base salary;

•	Annual bonus;

•	Long-term incentive compensation, consisting of stock option, RSU, and LTPP awards;

•	Benefits and perquisites; and

•	Retirement and other severance-related benefits.

Fiscal Year 2011 Executive Pay Guidelines

The MDCC confirmed our executive pay guidelines (“Executive Pay Guidelines”), which, in the aggregate, approximated the median total compensation of the Compensation Peer Group (adjusted for size and other factors as described below), based on its judgment and that of its compensation consultant on the use of the compensation data from our Compensation Peer Group. The Fiscal Year 2011 Executive Pay Guidelines, which are expressed as a percentage of base salary and reflect target award amounts, are shown below and were unchanged for NEOs from Fiscal Year 2010.

	Annual		Stock	LTPP
	Bonus	RSUs	Options	Awards

Chairman, President & CEO	220%	120%	200%	275%
Executive Vice Presidents	100%	80%	85%	85%

The MDCC may exercise its discretion in setting target awards for RSUs, stock options, and LTPP awards at +25% to −100% of the amounts set forth above. For Fiscal Year 2011, the MDCC exercised no discretion in making awards to the NEOs.

For Fiscal Year 2011, the actual total compensation of the NEOs was above the median of total compensation paid to executives holding equivalent positions in the Compensation Peer Group because: 1) the Company, in general, outperformed its peer group; and 2) performance under the annual bonus and LTPP was above the targets established by the MDCC.

Analytical Tools — Peer Groups

One of the primary objectives of our NEO compensation programs is to provide target compensation at the median of our Compensation Peer Group. The MDCC believes this practice is appropriate because it is based on an objective analysis of pay data provided by the MDCC’s compensation consultant, and because Heinz directly competes with these companies to recruit executive talent. By targeting NEO compensation at the median of the Compensation Peer Group (adjusted for size and other factors as described below), we enhance our ability to attract and retain a highly skilled and motivated executive leadership team, which is fundamental to our growth and delivery of long-term value to shareholders. Heinz uses market comparisons to assess the competitiveness of total compensation for each NEO, as well as all material components of such compensation. Our key data sources include:

•	Annual proxy statements filed by the companies in our Compensation Peer Group;

•	Annual compensation surveys conducted by third party providers that include many of the companies in our Compensation Peer Group; and

•	Competitive compensation information and trends provided to the MDCC by its compensation consultant.

The compensation components used for comparison purposes include many of those disclosed in the Summary Compensation Table and the Grants of Plan Based Awards table. We compare both the value of such compensation as well as the prevalence of individual components based upon available data. We analyze the following components:

•	Salary;

•	Annual bonus (both target and actual);

•	RSU and stock option grants (actual); and

•	LTPP awards (both target and actual).

Specifically, we utilize two peer groups: one for comparison purposes in establishing the Executive Pay Guidelines and one for measuring financial performance under the LTPP. The composition of each peer group is reviewed by the MDCC on an annual basis. The Compensation Peer Group is reviewed to confirm that many of its members are sources of talent for the Company and also that the Compensation Peer Group includes companies that are of comparable size and composition to Heinz. The Total Shareholder Return (“TSR”) Peer Group utilized for the LTPP is reviewed to ensure that its members are companies against which we compete in the capital markets. The purpose and composition of each peer group is as follows:

Compensation Peer Group—The Compensation Peer Group consists of most of the companies in the TSR Peer Group (described below), plus an additional six consumer products companies against which we compete to attract and retain talent. The MDCC believes that the Compensation Peer Group provides robust pay data for the positions held by our NEOs, and as such, accurately reflects the pay practices of the broader consumer products industry. In addition, by using the median of this peer group’s aggregate pay elements (adjusted for size and other factors described above); the MDCC can target its pay levels for each NEO with greater precision.

In determining compensation for Fiscal Year 2011, the MDCC referred primarily to data for positions comparable to those of our NEOs collected from the following companies that comprised the Compensation Peer Group at the time these decisions were made:

•	Campbell Soup Company
•	Colgate-Palmolive Company
•	ConAgra Foods, Inc.
•	General Mills, Inc.
•	Kellogg Company
•	Kimberly-Clark Corporation
•	Kraft Foods, Inc.
•	PepsiCo, Inc.
•	Sara Lee Corporation
•	The Clorox Company
•	The Coca-Cola Company
•	The Hershey Company
•	The Procter & Gamble Company

TSR Peer Group for Fiscal Year 2010-Fiscal Year 2011 and Fiscal Year 2011-Fiscal Year 2012 LTPPs

This peer group is comprised of the following companies in the S&P 500 Index whose consumer packaged goods businesses are similar to Heinz’s:

•	Archer-Daniels-Midland Company
•	Campbell Soup Company
•	ConAgra Foods, Inc.
•	Dean Foods Company
•	General Mills, Inc.
•	Kellogg Company
•	Kraft Foods, Inc.
•	McCormick & Company, Incorporated
•	Sara Lee Corporation
•	The Hershey Company
•	Tyson Foods, Inc.

The MDCC believes the companies that comprise the TSR Peer Group reflect the performance of our industry and, therefore, that the TSR Peer Group is the most appropriate peer group against which to measure Heinz’s financial performance. The change in our stock price plus aggregate dividend payments, or total shareholder return, over a two-year performance period is compared to the total shareholder return of the TSR Peer Group to determine a portion (50% at target) of the payment made to participants in the LTPP as described further under “Long Term Performance Program—Material Factors.”

How Performance is Measured and Rewarded

1. Company and/or business unit financial metrics; and

2. Individual performance.

Financial Metrics

The financial metrics, as described further under “Senior Executive Incentive Compensation Plan—Material Factors,” used for all NEO compensation programs are similar to those that the investment community uses to project the future return from a company’s stock:

1. Sales growth;

2. Profitability (both pre- and post-tax);

3. Cash flow generation; and

4. Return on invested capital.

In addition, the creation of shareholder wealth as measured by relative total shareholder return is also a financial metric used to determine NEO compensation.

Our NEO compensation programs incorporate these metrics as illustrated in the chart below:

	Salary	Annual	Current		Stock
Metric	Increase	Bonus	LTPPs(1)	RSUs	Options
Net Sales	✓	✓

Operating Income	✓	✓		✓

Net Income	✓	✓

Earnings per Share	✓	✓

Operating Free Cash Flow	✓	✓

Return on Invested Capital	✓		✓

Total Shareholder Return	✓		✓

Stock Price	✓		✓	✓	✓

Cash Dividends or Dividend Equivalents			✓	✓

Individual Goals	✓	✓	✓	✓	✓

(1)	Includes FY10-11 and FY11-12 LTPP awards

The specifics regarding how these metrics determine award grants and payouts are described below under “Senior Executive Incentive Compensation Plan — Material Factors.”

Individual Performance

Our Performance Management & Development (“PMD”) process is used by the MDCC to establish individual performance goals for each of the NEOs on an annual basis and then to measure actual results against those goals. At the beginning of the fiscal year, the CEO reviews and approves goals for the other NEOs and recommends individual performance goals for himself to the MDCC. The MDCC then reviews, refines, and ultimately establishes the CEO’s goals. At the end of the fiscal year, the CEO reviews his performance and the performance of the other NEOs against their respective individual personal goals with the MDCC. Without any NEOs present, the MDCC assigns a performance rating to each NEO and considers these performance ratings in determining:

•	The annual base salary;

•	Up to 25% of the target payout under the Annual Incentive Plan (“AIP”) objectives described below that are considered under the Senior Executive Incentive Compensation Plan (“SEICP”); and

•	Between +25% and -100% of the size of the target annual RSU, stock option, and LTPP awards.

The specifics regarding how performance ratings influenced base salary, award grants, and payouts in Fiscal Year 2011 are described in detail under each program’s description.

CASH COMPENSATION

Base Salaries

Base salaries are the foundation for all of the compensation programs provided to NEOs as the amounts of incentive payments, equity grants, and benefits are, in most cases, linked to salary, as set forth in the Executive Pay Guidelines. As salary changes, all of the other elements also change proportionately and the overall compensation mix remains the same. This mechanism allows us to maintain target compensation at the median of the Compensation Peer Group, while also retaining the MDCC’s desired mix of compensation elements for each NEO. Salaries of the NEOs are reviewed on an annual basis, as well as at the time of a promotion or other change in responsibilities. Salary changes typically take effect in May of each year. In addition to the metrics identified in the table above, salary increases are based on an evaluation of the individual’s most recent performance rating, level of pay compared to data from the Compensation Peer Group, and difficulty of replacement. For Fiscal Year 2011 the MDCC made no changes to the salary of the CEO and competitive salary increases for the other NEOs, based upon the three foregoing factors, ranging from 2.2% to 4.7% consistent with historical percentage increases.

Annual Cash Incentive Awards

NEOs are eligible to earn annual cash awards under the SEICP from a pool of funds created from 1.5% of our net income and with reference to the same standards for bonuses paid under the AIP. The SEICP is intended to reward NEOs for achieving targeted levels of performance by providing annual awards that, when added to base salary, produce total cash compensation at approximately the 50th percentile of cash compensation of the Compensation Peer Group. The upside and downside variation around the target award opportunity facilitates the objective of varying annual cash compensation to reflect our operating performance and the contribution of each NEO. The Fiscal Year 2011 target awards and payments are described below in the narrative following the Summary Compensation Table under the heading “Senior Executive Incentive Compensation Plan—Material Factors.”

LONG-TERM INCENTIVE COMPENSATION

Overview

Our Long-Term Incentive (“LTI”) Compensation Program provides RSU, stock option, and LTPP awards. This program is primarily designed to reward outstanding long-term financial performance and the creation of shareholder value while also helping us to attract and retain key executives. In addition, the use of RSUs and stock options promotes stock ownership for NEOs.

The MDCC annually reviews the competitiveness of our LTI awards both in target value and mix between the various elements of LTI, based on data from the Compensation Peer Group and advice from the MDCC’s compensation consultant. The MDCC also annually examines the PMD rating, tally sheets, and the compensation earned by each NEO under prior LTI awards to better determine the size of new grants necessary to achieve the stated compensation objectives.

The NEOs do not influence the size or timing of their individual annual LTI awards, which are generally awarded at the same time each year as part of a formal annual grant process administered by the MDCC. However, the CEO may recommend to the MDCC an adjustment to the size of the LTI award that would have been determined under the Executive Pay Guidelines for an individual NEO (other than the CEO), based on considerations such as Company or Business Unit financial performance, individual performance, retention, long-term potential, and the NEO’s PMD rating. These adjustments can range from an increase of 25% to a decrease of 100% in the target award for each NEO. The MDCC approves all LTI awards granted to NEOs and has the discretion to make adjustments to the established target award opportunities for each LTI program, which may be above or below the target guideline based on the factors discussed above. For Fiscal Year 2011, the MDCC made no adjustments to the annual LTI awards for the CEO and the other NEOs.

The timing of LTI awards is based on the following:

Timing of Grants by LTI Compensation Program

	RSUs	Stock Options	LTPP

Annual Grant	Late August or Early September(1)	Late August or Early September(1)	June
New Hires	The 15th day of the month that Heinz stock trades on the NYSE on or following the 1st day at workplace	The date the grant is approved by the MDCC	1st day at workplace
Promotions	The 15th day of the month that Heinz stock trades on the NYSE on or following the effective date of promotion	The date the grant is approved by the MDCC	1st day at workplace

(1) Grants are made two business days following the public release of the first quarter financial results.

Restricted Stock Units

Each year, the MDCC approves an annual grant of RSUs to the NEOs. Target RSU awards for NEOs are based on the established Executive Pay Guidelines. In making this annual grant, the MDCC determines the value of the RSUs to be granted to participants and the vesting and forfeiture provisions. To further align our equity programs with the Company’s financial performance, in August 2010 the MDCC approved annual RSU grant awards that will only vest contingent upon achieving the operating income (OI) financial performance threshold for Fiscal Year 2011 established by the MDCC. This metric is expressed in constant currency and may be adjusted to exclude special items and accounting changes. It was selected because it complements the portfolio of metrics used by the Company in its incentive programs and reflects operational performance before the effects of interest, taxes, and other transactions. The OI financial performance threshold established by the MDCC for the Fiscal Year 2011 grant was $1,327.2 million. Because the financial performance threshold for the Fiscal Year 2011 grant was achieved, the RSUs will vest 25% per year.

The MDCC has occasionally varied the vesting schedule to address circumstances where the awards were intended to facilitate greater retention of key employees, to recognize exceptional performance, to address cash flow issues for non-U.S. based individuals due to the timing of tax payments or to align with the regulatory requirements of various countries. These awards have contained provisions including either accelerated vesting in the case of special performance awards, such as vesting one-third after the first two years and then one-third in years three and four with forfeiture of all unvested units upon termination; or full vesting on the third or fifth year anniversary of the grant without the possibility of earlier vesting in the case of special retention awards. For NEOs who are approaching retirement or are retirement eligible, the MDCC has, from time-to-time, established vesting provisions that result in full forfeiture of any unvested portion of an award if the NEO retires prior to the date of vesting.

Stock Options

Each year, the MDCC determines the number of non-qualified stock options to be granted to each NEO and the vesting and forfeiture provisions. Target stock option awards for NEOs are based on the established Executive Pay Guidelines. All options are granted at an exercise price equal to the closing price of our Common Stock on the NYSE on the date of grant. Accordingly, the stock options will have value only if the market price of our Common Stock increases after the grant date. The approach to vesting and expiration is influenced by considerations such as competitiveness, retention impact, and cost. The MDCC generally grants, and in Fiscal Year 2011 granted, stock options that vest 25% per year on each of the first four anniversaries of the grant date. The MDCC has occasionally granted awards that vest on a different schedule where the awards are intended to recognize new hires or promotions; to facilitate greater retention of key employees; or to recognize the exceptional performance of certain individuals. For NEOs who are approaching retirement or are retirement eligible, the MDCC has, from time-to-time, established vesting provisions that result in full forfeiture of any unvested portion of an award if the NEO retires prior to the date of vesting.

LTPP

Each year, the MDCC approves annual LTPP awards providing for cash payments based on financial measures over a two-year period, following the review of our prior year performance and business plans for future years. Target LTPP awards for NEOs are based on the established Executive Pay Guidelines. Our two LTPPs are described below under “Long Term Performance Programs—Material Factors.”

Change in Control

The MDCC believes that a competitive change in control agreement for NEOs is necessary to retain senior leadership and maintain management’s objectivity should we become engaged in a change in control situation. Annually, the MDCC reviews compensation tally sheets that indicate what LTI awards (i.e., RSU, stock option, or LTPP) retirement-eligible NEOs would forfeit upon retirement and upon a change in control. Based on this analysis for Fiscal Year 2011, the MDCC concluded that there was little financial incentive for the CEO, who is retirement-eligible, and the other NEOs to remain with the Company in the midst of a change in control, and that we did not have a strong deterrent to other companies seeking to hire the NEOs during a change in control transition. Therefore, the MDCC reaffirmed its view that in the event of a change in control, our double trigger severance protection agreements for the CEO and the other NEOs would be necessary to retain their leadership during a change in control transition. For Fiscal Year 2011, the MDCC made no changes to these agreements.

In order to receive the benefit from the severance protection agreement, there must be two triggering events, a change in control and a qualifying termination of employment within 24 months, as described further below under “Severance Protection Agreements.”

STOCK OWNERSHIP GUIDELINES

The Company maintains stock ownership guidelines for the NEOs and approximately 90 other executives (the “Stock Ownership Guidelines”) to further encourage share ownership by senior management and to maintain focus on building long-term shareholder value. These guidelines are expressed as a multiple of salary, which varies by executive level. The MDCC monitors compliance with the Stock Ownership Guidelines and reviews compliance on an annual basis. For purposes of determining ownership, the MDCC includes shares owned outright in the executive’s name or through a broker, shares held in trust, vested and unvested RSUs, and shares acquired through the Company’s employee stock purchase plan and 401(k) plan. Heinz shares are also available as an investment option in one of the deferred compensation programs. For the NEOs, the actual number of shares required to be owned is determined in late December using the NEO’s mid-fiscal year salary and 60-business day average share price. This approach reduces the impact of stock price fluctuations. The Stock Ownership Guidelines are as follows:

Minimum Ownership
Officer	Requirement (multiple of current salary)

Chairman, President & CEO	6x
Executive Vice Presidents	4x

Until ownership guidelines are met, executives must retain at least 75% of the after-tax gain on shares acquired through the exercise of options and retain 75% of shares of Common Stock received upon the vesting of RSUs on an after-tax basis. Additionally, any LTPP-eligible executives who have not met their ownership guidelines will receive 50% of the payment of their after-tax LTPP awards in cash and 50% in restricted stock. The CEO also has the authority, except with respect to Section 16 officers, at his discretion to pay 25% of an executive’s after-tax annual bonus payment in restricted stock if such executive has not achieved the minimum ownership requirement within five years. The MDCC also has the discretion to reduce or eliminate future LTI awards for executives who do not achieve their minimum ownership requirement within five years or do not retain the specified after-tax gain on Heinz shares acquired through exercises of stock options or vesting of RSUs. All of the NEOs have met or exceeded their minimum ownership requirements for Fiscal Year 2011.

TAX DEDUCTIBILITY OF PAY

Section 162(m) of the Code imposes a limit of $1,000,000 on the amount of non-performance-based compensation that Heinz may deduct in any one year with respect to its CEO and each of its other three most highly-paid executive officers, excluding the Chief Financial Officer. Mr. Johnson’s Fiscal Year 2011 salary of $1,245,211 is the only salary that was above the $1,000,000 threshold, and, as such, $245,211 of his salary as well as the value of his perquisites and the value of dividend equivalents paid on unvested RSUs as determined under the Code are not deductible by the Company.

All annual incentives and long-term incentive amounts are designed to be deductible when they are paid to the NEOs because they meet the definition of qualified performance-based compensation under Section 162(m). However, to maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the MDCC has not adopted a policy requiring all compensation to be deductible. The MDCC considers the impact of Section 162(m) of the Code on the Company when making pay changes, and its normal practice is to take such action as is necessary to preserve our tax deduction to the extent consistent with our compensation objectives. However, the MDCC reserves the right to forego any or all of the tax deduction if it believes it to be in the best long-term interests of the Company’s shareholders.

RISK ANALYSIS OF NEO COMPENSATION POLICIES AND PRACTICES

The MDCC’s independent executive compensation consultant annually reviews with the MDCC the design of our annual and long-term incentive programs for NEOs to assist the MDCC in achieving our objective of an appropriate balance between risk and potential reward for executives. Using the “Compensation Committee Checklist for Assessing Incentives and Risk” developed by the Center on Executive Compensation coupled with a review of key documents governing these incentive programs, the MDCC and its consultant concluded that the Fiscal Year 2011 executive compensation plans appear to have been designed in a manner to:

•	Achieve balance of short and long-term results aligned with key stakeholder interests;

•	Discourage executives from taking unnecessary and excessive assumption of risks that would threaten the reputation and sustainability of the Company; and

•	Encourage appropriate assumption of risk for competitive advantage.

Summary Compensation Table (Fiscal Year 2011)

						Non-
						Equity
						Incentive
						Plan		Change in
						Compensation		Pension
						(g)		Value &
						Annual	Long Term	Nonqualified
						Incentive	Performance	Deferred
Name and				Stock	Option	Plan	Program	Compensation	All Other
Principal Position	Year	Salary	Bonus	Awards	Awards	Awards	Awards	Earnings	Compensation	Total
(a)	(b)	($) (c)	(d)	(1) ($) (e)	(2) ($) (f)	(3) ($)	(4) ($)	(5) ($) (h)	(6) (7) (8) ($) (i)	($) (j)

W.R. Johnson	2011	1,245,211	0	1,500,016	2,500,000	4,250,000	4,675,000	2,879,445	1,425,361	18,475,033
Chairman, President &	2010	1,245,211	0	1,499,962	2,499,996	4,770,000	3,819,063	4,111,243	1,060,788	19,006,263
Chief Executive Officer	2009	1,245,211	0	1,499,985	2,749,995	3,650,000	3,655,850	7,141,969	1,137,255	21,080,265
A.B. Winkleblack	2011	647,318	0	519,997	552,498	970,000	722,500	74,326	351,122	3,837,761
Executive Vice President &	2010	622,605	0	499,974	531,246	1,085,000	590,219	141,176	271,686	3,741,906
Chief Financial Officer	2009	622,605	0	499,995	531,245	800,000	584,647	232,944	312,012	3,583,448
D.C. Moran	2011	662,345	0	532,020	565,250	912,000	752,556	280,623	1,213,474	4,918,268
Executive Vice President &	2010	648,506	0	520,777	553,350	1,075,113	614,772	295,296	722,163	4,429,977
President and Chief Executive	2009	648,506	0	520,751	553,349	825,000	609,212	210,659	313,335	3,680,812
Officer of Heinz Europe
C.S. O’Hara	2011	647,287	0	519,997	552,498	930,000	717,876	222,195	201,607	3,791,460
Executive Vice President &	2010	618,621	0	496,774	527,848	1,025,569	586,441	181,544	162,829	3,599,626
President and Chief Executive	2009	618,621	0	496,766	527,846	750,000	560,082	111,762	191,916	3,256,993
Officer of Heinz North America
M.D. Milone	2011	597,586	0	479,983	509,999	800,000	477,360	739,550	316,214	3,920,692
Executive Vice President,	2010	582,759	0	291,983	437,998	1,001,779	389,961	756,633	245,130	3,706,243
Rest of World, Global ERM	2009	574,237	0	233,956	350,999	878,039	369,881	1,050,936	243,261	3,701,309
& Global Infant/Nutrition

(1)	The value of the stock awards equals their grant date fair value as computed in accordance with FASB ASC Topic 718. For a discussion of the assumptions made in the valuation of the RSU awards in this column (e), please refer to Note 9 to the financial statements included as part of our Annual Report on Form 10-K for the fiscal year ended April 27, 2011.

(2)	The value of the stock option awards is equal to their grant date fair value as computed in accordance with FASB ASC Topic 718. For a discussion of the assumptions made in the valuation of the stock option awards in this column (f), please refer to Note 9 to the financial statements included as part of our Annual Report on Form 10-K for the fiscal year ended April 27, 2011.

(3)	All amounts reported in this column are payments made pursuant to the SEICP as described in the narrative below.

(4)	All amounts reported in this column are payments made pursuant to the LTPP (FY10-11) as described in the narrative below.

(5)	Includes for FY11 for Messrs. Johnson, Winkleblack, Moran, O’Hara, and Milone, respectively, the following amounts: (i) the annual change in net present value of pension benefits for each executive, which is the difference between the accrued lump sum values for pension accruals as of May 1, 2010 and May 1, 2011: $2,827,472, $74,326, $280,623, $222,195, and $711,750; and (ii) the portion of interest accrued (but not currently paid or payable) on deferred compensation at a rate above 120% of the long-term Applicable Federal Rate (“AFR”): $51,973, $0, $0, $0, and $27,800.

(6)	In accordance with SEC rules, disclosure of perquisites and other personal benefits is omitted if the aggregate amount of such compensation for an executive is less than $10,000 for the year. If the total amount is $10,000 or more, each perquisite must be identified by type, and if the amount of any perquisite exceeds the greater of $25,000 or 10% of total perquisites, the dollar value must be disclosed. Perquisites and other personal benefits provided to NEOs include financial counseling, allowance for an automobile, and executive group umbrella liability insurance. Mr. Moran’s automobile benefit in the U.K., which is consistent with the benefit provided to other U.K. executives, includes the aggregate incremental cost of a leased vehicle, gas, value added taxes (“VAT”), repairs, administrative fees, and road use taxes. We permit limited use of our corporate aircraft by the NEOs and their families, and the aggregate incremental cost of such personal use, if any, is included in this column (i). Aggregate incremental cost includes the following trip specific costs: fuel, travel expenses of the crew, hangar costs, flight-specific insurance, landing fees, airport taxes and fees, customs fees, in-flight food, passenger ground transportation, flight planning, weather contract services, and any “deadhead” segments of flights. We provide drivers for occasional business and personal use by the NEOs, and the aggregate incremental cost related to such personal use, if any, is included in this column (i). The aggregate incremental cost consists of driver overtime and meals and mileage for the car at the Internal Revenue Service’s published rates.

(7)	In addition to the perquisites described in Footnote (6) above, this column includes for FY11 for Messrs. Johnson, Winkleblack, Moran, O’Hara, and Milone, respectively, the following: (i) amounts contributed by us under our Employee Retirement and Savings Plan and Employee Retirement and Savings Excess Plan (the “Excess Plan”): $984,339, $254,873, $256,671, $138,407, and $235,707; and (ii) amounts paid by us to NEOs for payment of premiums allocable to executive life insurance provided through the Company, which were $361,643, $51,122, $52,813, $31,502, and $51,847 for Messrs. Johnson, Winkleblack, Moran, O’Hara, and Milone. In FY11, all NEOs entered into a Code Section 936 exchange of their life insurance policies, and the Company also changed the coverage period from a fiscal to a calendar year basis. As a result, there were two premium payments made in FY11. In FY12 and going forward, only one premium payment will be made. There were no changes made to the Executive Life Insurance Plan or the funding formulas as the result of the policy exchange. The amounts in column (i) do not include any value attributable to the Executive Estate Life Insurance Program (see the description in “Executive Estate Life Insurance Program” below).

(8)	Mr. Moran is participating in the Company’s Global Assignment Program (the “Program”). The Program is designed to relocate and support employees who are sent on assignment outside their home country and to place the employees in the same economic condition in the host country as they would have been in their home country. Among other benefits, the Program provides a housing allowance comprised of a housing budget ($187,511) and a utilities allowance ($1,474) (offset by an employee contribution based upon actual housing costs in the employee’s home location); a cost of living allowance to help offset the difference in the cost of goods and services in the home location, compared to the cost of the same or similar goods and services in the host location ($16,700); and a home leave allowance ($38,759). Additionally, the Program provides certain benefits to assist employees with the transition to the host country, including shipment and storage of personal effects ($25,447), home sale assistance ($73,619), and compliance with the requirements necessary to obtain a local driver’s license ($622). These benefits are paid on a tax free basis. The Company will also provide tax preparation services ($15,199) and tax equalization designed to ensure that the employee pays tax at the same state and federal rates as if the employee remained in their home country, including a gross-up for additional U.S. taxes paid as a result of the global assignment ($39,582), and the Company will assume responsibility for foreign taxes while on assignment ($474,536). This arrangement is designed to ensure that there is no undue hardship or windfall due to taxes while on assignment.

Benefits under the Program that were paid to or on behalf of Mr. Moran in GBP have been converted from GBP to USD using the average daily exchange rate for FY11, which was 1.5639 USD per GBP.

The following narrative provides additional information about the various compensation plans, programs, and policies reflected in the Summary Compensation Table, although the Executive Estate Life Insurance Program did not result in any compensation reported in the Table.

Executive Estate Life Insurance Program

In December 2001, we adopted an Executive Estate Life Insurance Program (“EELIP”) for certain eligible executives. Under the EELIP, in 2001 and 2002, eligible executives relinquished compensation in exchange for a loan from us equal to 150% of the amount relinquished (“EELIP Loans”). The proceeds of each EELIP Loan were used to fund a life insurance policy purchased by the executive’s family trust. Each of the EELIP Loans was subject to vesting, and we will automatically be repaid the amount of the then outstanding principal and interest of the applicable EELIP Loan from the proceeds of the policy after the death of the participant and/or the death of the participant’s spouse, as applicable. Messrs. Johnson and Milone have outstanding EELIP Loans to us that fully vested on or before September 2003. These EELIP Loans accrue interest at the annual rate of 4.99% and 4.6%, respectively. As of April 27, 2011, the total amounts due to us plus the accrued interest under each of the EELIP Loans were $7,713,309 and $252,231 for Messrs. Johnson and Milone, respectively. The EELIP Loans to Messrs. Johnson and Milone are permitted to remain outstanding under the Sarbanes-Oxley Act of 2002, so long as their terms are not materially modified.

Senior Executive Incentive Compensation Plan — Material Factors

The SEICP provides an annual cash incentive pool of 1.5% of our net income (the “Incentive Pool”) for possible award to the NEOs. The maximum award for any one participant cannot exceed 40% of the Incentive Pool, with the total allocation to all NEOs limited to no greater than 100% of the Incentive Pool.

In Fiscal Year 2011, NEOs were eligible to earn annual cash awards under our SEICP with reference to the metrics established for the AIP in the following manner:

•	The maximum award amount for each NEO was determined as described above;

•	The bonus that would have been payable to each NEO under the AIP was determined with reference to the achievement of established metrics and other goals under the AIP, as may be rounded by the MDCC (the “AIP Bonus”); and

•	The MDCC can make discretionary adjustments downward from the SEICP maximum award to the AIP Bonus or below while maintaining the deductibility of these adjustments under Section 162(m) of the Code, provided the payment does not exceed the allowable Incentive Pool maximum.

AIP metrics are comprised of Company-wide financial metrics, business unit financial metrics, and personal goals. The Company-wide metrics for financial performance for the Fiscal Year 2011 AIP were:

1.	Earnings per Share (“EPS”)

EPS = net income / average fully-diluted shares outstanding

2.	Operating Free Cash Flow (“OFCF”)

OFCF = cash flow from operating activities − capital expenditures + proceeds from dispositions of property, plant, and equipment

3.	Net Sales Value (“NSV”)

NSV = gross sales − deals and allowances, excluding the impact of foreign currency

The Business Unit (“BU”) specific metrics for financial performance were:

1.	Business Unit Operating Income (“BU OI”)

BU OI = NSV − operating costs

2.	Business Unit Operating Free Cash Flow (“BU OFCF”)

BU OFCF = cash flow from operating activities − (intercompany royalties, as applicable, and dividend income + change in intercompany receivables/payables) − capital expenditures + proceeds from dispositions of property, plant, and equipment

3.	Business Unit Net Sales Value (“BU NSV”)

BU NSV = gross sales − deals and allowances

The individual personal goals for Fiscal Year 2011 for Mr. Johnson included achieving specific milestones against our leadership succession plan and guiding our initiatives regarding productivity, global product quality, and diversity. The individual personal goals for Fiscal Year 2011 for the other NEOs included financial metrics that were specific to their businesses, goals related to global productivity initiatives, product quality, and personnel development such as talent development and increasing diversity in executive positions.

For Fiscal Year 2011, the specific targets and weightings for the NEOs were:

				Threshold to
				Maximum
Name	Weighting	Metrics	Target	Range

W.R. Johnson	75%	EPS	$3.04	90	%(1)	110%
		OFCF	$1,050 million	80	%(1)	115%
		NSV	$10,618 million	97%		102%
	25%	Personal Goals	Personal Goals	0%		200%

A.B. Winkleblack	75%	EPS	$3.04	90	%(1)	110%
		OFCF	$1,050 million	80	%(1)	115%
		NSV	$10,618 million	97%		102%
	25%	Personal Goals	Personal Goals	0%		200%

D.C. Moran	37.5%	EPS	$3.04	90	%(1)	110%
C.S. O’Hara &		OFCF	$1,050 million	80	%(1)	115%
M.D. Milone		NSV	$10,618 million	97%		102%
	37.5%	BU OI	Varies by BU	80	%(1)	110%
		BU OFCF	Varies by BU	80	%(1)	115%
		BU NSV	Varies by BU	97%		102%
	25%	Personal Goals	Personal Goals	0%		200%

(1)	Minimum performance required to earn a payment under the AIP’s financial metrics.

The MDCC assessed the Company’s performance in Fiscal Year 2011 and the NEOs’ achievement of individual personal goals in determining annual incentive bonuses under the SEICP. The Company achieved 100.6% of the EPS target, 120.1% of the OFCF target, and 99.3% of the NSV target. The business units achieved between 81.0% and 111.6% of their respective OI targets, between 101.1% and 162.9% of their respective OFCF targets, and between 89.0% and 99.2% of their NSV targets. In addition, the MDCC determined that each NEO exceeded his personal goals. In light of these results, the MDCC approved annual incentive bonuses in amounts greater than the target award, but well below the maximum amounts payable to each NEO under the Incentive Pool. The MDCC utilized less than 53% of the available Incentive Pool. The bonuses were paid in cash to each NEO after the end of Fiscal Year 2011.

LTPP (Fiscal Year 2010-Fiscal Year 2011)

Our performance under the two LTPP metrics of total shareholder return (“TSR”) and two-year average after-tax return on invested capital (“ROIC”) resulted in a total payment of 136% of the target award. Specifically, the Company’s TSR ranked fifth within the twelve-company TSR Peer Group over the two-year period, which resulted in the payment of 62.5% versus the 50% target award opportunity. The Company’s ROIC was 19.2%, which resulted in a payment of 73.5% versus the 50% target award opportunity. The MDCC did not exercise any discretion in determining the LTPP targets or payments.

Grants of Plan-Based Awards (Fiscal Year 2011)

							All Other	All Other
							Stock Awards:	Option Awards:
							Number of	Number	Exercise or	Grant Date
				Estimated Future Payouts Under Non-Equity Incentive			Shares of	of Securities	Base Price	Fair Value
				Plan Awards			Stock or	Underlying	of Option	of Stock
	Award	Action	Grant	Minimum	Target	Maximum	Units	Options	Awards	and Option
Name	Type	Date	Date	($)	($)	($)	(#)	(#)	($/Sh)	Awards

W.R. Johnson	SEICP(1)		June 8, 2010	0	2,750,000	5,937,060
	FY11-12 LTPP	June 8, 2010	June 8, 2010	0	3,437,500	6,875,000
	Options(2)	August 30, 2010	September 3, 2010					466,418	$46.42	$2,500,000
	RSUs(2)	August 30, 2010	September 3, 2010				32,314			$1,500,016
A.B. Winkleblack	SEICP(3)		June 8, 2010	0	650,000	2,226,398
	FY11-12 LTPP	June 8, 2010	June 8, 2010	0	552,500	1,105,000
	Options(2)	August 30, 2010	September 3, 2010					103,078	$46.42	$552,498
	RSUs(2)	August 30, 2010	September 3, 2010				11,202			$519,997
D.C. Moran	SEICP(3)		June 8, 2010	0	665,000	2,226,398
	FY11-12 LTPP	June 8, 2010	June 8, 2010	0	565,250	1,130,500
	Options(2)	August 30, 2010	September 3, 2010					105,457	$46.42	$565,250
	RSUs(2)	August 30, 2010	September 3, 2010				11,461			$532,020
C.S. O’Hara	SEICP(3)		June 8, 2010	0	650,000	2,226,398
	FY11-12 LTPP	June 8, 2010	June 8, 2010	0	552,500	1,105,000
	Options(2)	August 30, 2010	September 3, 2010					103,078	$46.42	$552,498
	RSUs(2)	August 30, 2010	September 3, 2010				11,202			$519,997
M.D. Milone	SEICP(3)		June 8, 2010	0	600,000	2,226,398
	FY11-12 LTPP	June 8, 2010	June 8, 2010	0	510,000	1,020,000
	Options(2)	August 30, 2010	September 3, 2010					95,149	$46.42	$509,999
	RSUs(2)	August 30, 2010	September 3, 2010				10,340			$479,983

(1)	Mr. Johnson’s target amount reflects the target awards under our Executive Pay Guidelines with reference to the metrics under the AIP. The minimum amount reflects the minimum payment under the SEICP. The maximum amount reflects Mr. Johnson’s maximum payment under the SEICP, which is capped at 40% of the Incentive Pool, regardless of whether the AIP Bonus warranted by the financial results could have been higher.

(2)	The MDCC met on August 30, 2010 and approved the FY11 stock option and RSU awards that were to be granted on September 3, 2010, reflecting the Company’s closing stock price as of the grant date ($46.42). August 30th fell within the blackout period prior to the first quarter of FY11 earnings release, so the awards were granted on September 3rd, the second business day after the earnings release, thus giving the market time to absorb the earnings information.

(3)	The minimum amounts reflect the minimum payment under the SEICP. The target amounts reflect the target awards under our Executive Pay Guidelines. The maximum amounts reflect the maximum payment that can be made to each of these NEOs under the SEICP, 15% of the Incentive Pool, regardless of whether the AIP Bonus warranted by the financial results could have been higher.

The following tables and narrative provide additional information about the various compensation plans, programs, and policies reflected in the Grants of Plan-Based Awards table.

RSUs—Material Factors

Annual Awards.  The MDCC granted annual RSU awards to the NEOs at target award values determined in accordance with the Executive Pay Guidelines described in the Compensation Discussion and Analysis. The actual number of RSUs granted was determined by dividing the target award value by the closing price of our stock on the NYSE on the date of the grant rounded to the nearest whole share. RSUs vest 25% per year after achievement of the performance metric described under “Restricted Stock Units” above.

The NEOs receive cash dividend equivalents on RSUs during the restricted period at the same rate that shareholders receive dividends on our Common Stock. Beginning with the Fiscal Year 2009 awards, dividend equivalents accrue each quarter but are not paid until the next annual vesting date, and, at that time, will be paid only with respect to the portion of the awards that vest. The annual award is included as compensation for the year of the grant for purposes of calculating benefits for participants in the H. J. Heinz Company Supplemental Executive Retirement Plan (SERP) and the H. J. Heinz Company Employees Retirement and Savings Plan.

Each NEO has agreed to non-solicitation and confidentiality covenants pursuant to their RSU award agreements. The NEO agrees, during the term of employment and for twelve months after termination of employment, not to solicit any other employee of the Company for employment outside of the Company. Each NEO also agrees, during the term of employment and any time thereafter, not to use or disclose the Company’s confidential information for purposes other than the furtherance of our business purposes. The NEO consents to the issuance of an injunction with respect to any conduct that leads to a breach of any of these covenants. A breach of these covenants could also result in the immediate forfeiture of the NEO’s unvested RSUs.

In the event of the death or disability of an NEO, and assuming that any performance measure is met, the RSUs will continue to vest according to their original schedule, but in no event later than the last business day of the month of the one-year anniversary of the date of termination of employment. In the event of an NEO’s retirement, the RSUs will continue to vest according to their original schedule. Commencing with Fiscal Year 2011 awards, if an NEO’s employment is terminated without cause, the RSUs will terminate unless the executive executes a release of claims against the Company, in which case the RSUs will continue to vest in the same manner as in the case of death or disability. For all other terminations, all unvested RSUs will be forfeited.

Stock Options—Material Factors

The MDCC granted annual stock option awards to the NEOs at target award values determined in accordance with the Executive Pay Guidelines. The actual number of options granted was determined by dividing the target award value by the value of a Company stock option computed using the Black-Scholes pricing model for the date of grant, rounded to the nearest whole share. Stock options vest 25% per year.

By executing an option agreement, each NEO has agreed to all of the covenants set forth in the RSU award agreement. A breach of these covenants could result in the immediate forfeiture of the NEO’s unexercised options. In addition, each NEO promises not to compete against us for eighteen months following the date of termination. If the NEO violates this non-compete covenant, the NEO must immediately return to us the pre-tax income resulting from any exercise of the options or any portion thereof, unless such exercise occurred more than twelve months prior to the date of the termination of the NEO’s employment, and also forfeit any unexercised portion of the options.

In the event of retirement, the stock options granted to the NEOs will expire on the earlier of five years after retirement or the original expiration date. In the event of a termination by the NEO for good reason (as defined in the Third Amended and Restated H.J. Heinz Company Fiscal Year 2003 Stock Incentive Plan (the “2003 Plan”)), all unvested options will continue to vest according to the award agreement and expire on the earlier of the original expiration date or five years after the date of termination. If an NEO dies while an employee or within five years after retirement, all of the stock options will vest upon death and then expire on the earlier of one year after death or the original expiration date. In the event of disability while employed, the stock options will vest upon the disability and then expire one year after the disability. Commencing with the Fiscal Year 2011 awards, if an NEO’s employment is terminated without cause, the stock options will terminate 90 days after separation unless a release of claims against the Company is executed by the NEO, in which case the stock options will expire on the earlier of the original expiration date or five years after the date of termination. For all other terminations, unvested stock options will be forfeited.

Long Term Performance Program—Material Factors

The LTPP (Fiscal Years 2011-2012) has two independently measured and equally weighted financial metrics:

After-Tax Return on Invested Capital (“ROIC”)—Fifty percent (50%) of the target award opportunity will be determined by our performance against a two-year ROIC metric established by the MDCC.

ROIC for Fiscal Years 2011-2012 will be calculated as follows:

•	ROIC = Annual After-Tax Operating Profit / Annual Average Invested Capital

•	Annual After-Tax Operating Profit = (operating income − other expenses, net) x (1 − effective tax rate)

•	Annual Average Invested Capital = 5 quarter average net debt + total shareholder’s equity

•	ROIC for FY11-12 = (FY11 ROIC + FY12 ROIC) / 2

The percentage of the target LTPP award that can be earned for the Fiscal Years 2011-2012 performance period based on ROIC is summarized in the following chart:

			Percent of Target
	2-Year	% of	Award
	Average	Target	Opportunity
Performance	ROIC	Achieved	Earned(1)

Maximum	22.92%	120%	100%
Target	19.10%	100%	50%
Threshold	15.28%	80%	12.5%
Below Threshold	<15.28%	<80%	0%

(1)	Represents one-half of the target award opportunity.

If the Board approves an acquisition or divestiture during a performance period, it may consider an adjustment to the ROIC targets based on the impact the transaction will have on ROIC. In addition, Annual After-Tax Operating Profit and Annual Average Invested Capital may be adjusted to eliminate the after-tax effects of any charges that may be excluded when determining performance against the financial measures under the LTPP.

Relative Total Shareholder Return (“TSR”)—Fifty percent (50%) of the target award opportunity will be determined by our two-year TSR growth rate (the “TSR Value”) compared to the two-year TSR growth rates of the other companies in the TSR Peer Group, previously described in the Compensation Discussion and Analysis.

TSR Value for Fiscal Years 2011-2012 will be calculated as follows:

•	Performance Period—Commenced the first day of Heinz’s Fiscal Year 2011 and ends two years later on the last day of Heinz’s Fiscal Year 2012.

•	Starting Value—Average of each TSR Peer Group company’s stock price for the 60 trading days prior to the first day of the performance period.

•	Ending Value—Average of each TSR Peer Group company’s stock price for the 60 trading days prior to and including the last day of the performance period plus all dividends paid over the performance period.

•	TSR Value—Growth rate between starting value and ending value.

The percentage of the target LTPP award that can be earned for the Fiscal Years 2011-2012 performance period is based on our percentile ranking within the TSR Peer Group as shown in the following chart:

Heinz TSR	Rank	Percent of
Percentile	Using TSR	Target Award
Ranking	Peer Group	Opportunity Earned(1)

90%-100%	1-2	100.0%
80%-89.99%	3	87.5%
70%-79.99%	4	75.0%
60%-69.99%	5	62.5%
50%-59.99%	6-7	50.0%
40%-49.99%	8	37.5%
30%-39.99%	9	25.0%
20%-29.99%	10	12.5%
Less than 20%	11-12	0.0%

(1)	Represents one-half of the target award opportunity.

The total LTPP payout for the Fiscal Year 2011-2012 performance period will be determined by adding the percentage of target award earned for each metric and multiplying this amount by the target award granted to each participant at the beginning of the performance period or during the performance period in the case of new hires and promotions. In the event of a qualifying termination (retirement, death, disability, or termination without cause) during the first year of the performance period, the award will be pro-rated and paid at the end of the performance period based on the actual results achieved. If this qualifying termination occurs during the second year of the performance period, the full award will be paid (without pro-rating) at the end of the performance period based on the actual results achieved. This approach recognizes the contributions of the individual to the two-year performance results. For all other terminations, all unpaid LTPP awards will be forfeited.

By executing an LTPP agreement, each NEO has agreed to the same covenants as those set forth in the RSU award agreement.

The following table sets forth the Outstanding Equity Awards, including awards of stock options and RSUs, of the NEOs as of the end of Fiscal Year 2011:

Outstanding Equity Awards at Fiscal Year-End (Fiscal Year 2011)

	Option Awards
				Equity Incentive Plan
	Number of Securities	Number of Securities		Awards: Number of
	Underlying	Underlying		Securities Underlying
	Unexercised Options	Unexercised Options		Unexercised	Option Exercise
	(#)	(#)		Unearned Options	Price	Option
Name	Exercisable	Unexercisable		(#)	($)	Expiration Date

W.R. Johnson	294,363				$37.06	May 19, 2014
	323,324				$41.92	September 1, 2013
	368,000				$45.54	August 27, 2014
	237,068	237,069	(1)		$51.25	August 25, 2015
	132,978	398,936	(2)		$39.03	August 24, 2016
		466,418	(3)		$46.42	September 3, 2017
A.B. Winkleblack	60,000				$34.00	September 12, 2013
	51,000				$37.06	May 19, 2014
	62,123				$41.92	September 1, 2013
	60,690	20,230	(4)		$45.54	August 27, 2014
	45,797	45,797	(1)		$51.25	August 25, 2015
	28,257	84,774	(2)		$39.03	August 24, 2016
		103,078	(3)		$46.42	September 3, 2017
D.C. Moran	63,240	21,080	(4)		$45.54	August 27, 2014
	47,702	47,703	(1)		$51.25	August 25, 2015
	29,433	88,301	(2)		$39.03	August 24, 2016
		105,457	(3)		$46.42	September 3, 2017
C.S. O’Hara	59,734				$41.92	September 1, 2013
	58,140	19,380	(4)		$45.54	August 27, 2014
	45,504	45,504	(1)		$51.25	August 25, 2015
	28,077	84,231	(2)		$39.03	August 24, 2016
		103,078	(3)		$46.42	September 3, 2017
M.D. Milone	13,000				$32.06	September 12, 2012
	121,905				$34.00	September 12, 2013
	40,000				$37.06	May 19, 2014
	48,460				$37.18	May 17, 2012
	38,654				$41.92	September 1, 2013
	38,395	12,799	(4)		$45.54	August 27, 2014
	30,258	30,259	(1)		$51.25	August 25, 2015
	23,297	69,894	(2)		$39.03	August 24, 2016
		95,149	(3)		$46.42	September 3, 2017

	Stock Awards
			Equity Incentive
			Plan Awards:
			Number of	Equity Incentive Plan
	Number of Shares	Market Value of	Unearned Shares,	Awards: Market or Payout
	or Units of Stock	Shares or Units of	Units or Other	Value of Unearned Shares,
	That Have	Stock That Have	Rights That Have	Units or Other Rights That
	Not Vested	Not Vested	Not Vested	Have Not Vested
Name	(#)	($)(5)	(#)	($)

W.R. Johnson	14,634(1)	$749,700
	28,824(2)	$1,476,654
	32,314(6)	$1,655,446
A.B. Winkleblack	4,878(1)	$249,900
	9,608(2)	$492,218
	11,202(6)	$573,878
D.C. Moran	5,081(1)	$260,300
	10,008(2)	$512,710
	11,461(6)	$587,147
C.S. O’Hara	4,847(1)	$248,312
	9,546(2)	$489,042
	11,202(6)	$573,878
M.D. Milone	1,171(4)	$59,990
	6,588(7)	$337,503
	2,283(1)	$116,958
	5,611(2)	$287,452
	10,340(6)	$529,718

(1)	25% of the award vested on each of August 25, 2009 and 2010, and the remainder will vest in 25% increments on August 25, 2011 and 2012.

(2)	25% of the award vested on August 24, 2010, and the remainder will vest in 25% increments on August 24, 2011, 2012, and 2013.

(3)	The award vests in 25% increments on September 3, 2011, 2012, 2013, and 2014.

(4)	25% of the award vested on each of August 27, 2008, 2009, and 2010, and the remainder will vest on August 27, 2011.

(5)	Based on the FY11 closing stock price of $51.23.

(6)	The award vests in 25% increments on September 3, 2011, 2012, 2013, and 2014, assuming the performance threshold is achieved.

(7)	33% of the award vested on each of August 27, 2009 and 2010, and the remainder will vest on August 27, 2011.

The following table sets forth the stock options exercised by the NEOs and the RSUs that vested for the NEOs in Fiscal Year 2011:

Option Exercises and Stock Vested (Fiscal Year 2011)

	Option Awards		Stock Awards
	Number of		Number of
	Shares Acquired	Value Realized	Shares Acquired	Value Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)	(#)	($)(1)

W.R. Johnson(2)	756,615	$9,567,797	21,695	$445,573
A.B. Winkleblack(3)	207,195	$2,789,940	57,107	$148,509
D.C. Moran(4)	99,721	$966,622	82,373	$154,677
C.S. O’Hara	—	—	82,014	$147,581
M.D. Milone(5)	20,000	$320,510	11,811	$86,731

(1)	Messrs. Johnson, Winkleblack, Moran, O’Hara, and Milone received the following shares, respectively, which were distributed on August 24, 2010 at $46.38 per share: 9,607, 3,202, 3,335, 3,182, and 1,870.

In addition, receipt is deferred on certain RSUs. Historically, the MDCC had required the automatic deferral of each NEO’s vested RSUs until after termination of employment, because our RSUs were not considered performance-based under Section 162(m) of the Code, which limits the deductibility of certain compensation. The MDCC eliminated this requirement beginning with the FY10 annual grant, because the RSUs are now performance-based awards and, as such, are not subject to Section 162(m). However, RSUs granted prior to FY10 are still subject to mandatory deferral. The value of the deferred vested awards, which is not reflected in the above table, is based on the closing prices of the Company’s stock on May 3, 2010 ($46.94), August 25, 2010 ($46.39), August 27, 2010 ($46.85), and September 1, 2010 ($46.27). On the applicable vesting dates, Messrs. Johnson, Winkleblack, Moran, O’Hara, and Milone realized the following amounts, respectively, representing the deferred value of their RSUs: $560,190, $2,527,977, $3,707,643, $3,698,097, and $464,607.

(2)	Mr. Johnson retained approximately 50% of the after-tax and exercise cost proceeds in Heinz Common Stock.

(3)	Mr. Winkleblack exercised stock options on September 9, 2010 and held 4,000 shares, and also on December 14, 2010 and held 9,069 shares.

(4)	Mr. Moran exercised stock options on April 12, 2011.

(5)	Stock options were exercised by Mr. Milone on September 17, 2010, pursuant to a Rule 10b5-1 plan entered into by Mr. Milone on December 7, 2009.

The Pension Benefits Table below sets forth a description of the retirement benefits for the NEOs:

Pension Benefits Table (Fiscal Year 2011)

				Payments
		Number of	Present	During
		Years of	Value of	Last
		Credited	Accumulated	Fiscal
Name	Plan Name	Service	Benefits	Year

W.R. Johnson	Plan A(1) of the H. J. Heinz Company Employees’ Retirement System	11	$457,777	$0
	Supplemental Executive Retirement Plan	29	$42,206,780	$49,167 (2)
A.B. Winkleblack	Supplemental Executive Retirement Plan	9	$1,293,608	$0
D.C. Moran	Supplemental Executive Retirement Plan	13	$1,752,464	$0
C.S. O’Hara	Supplemental Executive Retirement Plan	5	$707,714	$0
M.D. Milone	Plan A(1) of the H. J. Heinz Company Employees’ Retirement System	13	$386,244	$0
	Supplemental Executive Retirement Plan	31	$5,155,027	$0

(1)	Plan A was frozen on December 31, 1992, and no additional benefit accruals were earned after that date.

(2)	As permitted under U.S. Treasury regulations, the Company adopted an “early inclusion” date for recognition of Federal Insurance Contributions Act (“FICA”) taxes on vested SERP benefits. Under early inclusion, SERP benefits are subject to FICA taxes as accrued benefits vest and executives are responsible for paying the employee portion of FICA taxes, with such tax payments funded through a reduction in the future benefit payments at retirement. The amount shown represents Mr. Johnson’s reduction in current benefits to pay the FICA taxes on his vested SERP benefit.

Eligible earnings under all of the retirement plans listed above except Plan A of the H. J. Heinz Company Employees’ Retirement System (“Plan A”) include base salary, annual bonus payments, and the value of the annual RSU award (including a pro-rated amount of any annual award granted to new hires or due to promotions on the date of the award). The value of any stock options, any special RSU awards, and LTPP awards are not included as eligible earnings.

The MDCC reviews annually the eligibility, costs, and competitiveness of these retirement benefits and believes that the retirement benefits afforded the NEOs meet our compensation objectives.

Plan A—Material Factors

Most U.S. full-time salaried employees hired before January 1, 1993 are entitled to retirement benefits under Plan A. These benefits are based on credited service and five-year average eligible compensation through December 31, 1992, the date on which Plan A was frozen. Messrs. Johnson and Milone, the only NEOs who are participants in Plan A, are fully vested in this benefit.

Supplemental Executive Retirement Plan—Material Factors

Effective May 1, 2004, the Board of Directors amended the SERP to provide future benefits under a career average cash balance plan for all members. Under the cash balance plan formula, each of the NEOs receives a monthly pay credit of eight percent of eligible compensation. Eligible compensation includes base salary, annual bonus payments, and the value of both the annual RSU award and any RSU award granted on a pro-rated basis to new hires or due to promotions on the date of the award. The accumulated credits earn five percent interest, compounded monthly.

For service prior to May 1, 2004, participants receive a payment equal to the product of a service-related multiple, frozen as of May 1, 2004, and the participant’s final average eligible compensation during the highest five of the ten years immediately prior to retirement. The service-related multiple ranges from one for less than six years of service with the Company, to a maximum of five after 35 years of service. The service-related multiple for each NEO is as follows: Mr. Johnson, 3.7; Mr. Winkleblack, 1.0; Mr. Moran, 1.0; Mr. O’Hara, 0.0 and; Mr. Milone, 3.9. Benefits under this service-related multiple formula are reduced by (i) the lump sum value of the Plan A benefit (if any), and (ii) the value of the participant’s Age-Related Company Contribution Account under the Employee Retirement Savings Plan and the Excess Plan with earnings at a fixed rate of interest currently equivalent to the Moody’s Aa Long Term Corporate Bond Index rate of return as such rate changes from time to time.

On May 6, 2002, the Board of Directors approved an additional benefit under the SERP for Mr. Johnson to align his benefit with competitive industry practices at that time. The benefit, which vested on May 6, 2007, reached its maximum of 26.95% of final average pay in Fiscal Year 2010 after seven years of additional service by Mr. Johnson. This benefit, including all other Company provided retirement benefits, when expressed as a straight life annuity, will be no more than 60% of Mr. Johnson’s final average pay. The value of this benefit for Mr. Johnson is included in the SERP amount set forth in the table above under the column “Present Value of Accumulated Benefits.”

Nonqualified Deferred Compensation (Fiscal Year 2011)

		B	C		E	F
		Executive	Registrant	D	Aggregate	Aggregate
		Contributions in	Contributions in	Aggregate Earnings	Withdrawals /	Balance
A		Last FY(1)	Last FY(2)	in Last FY(3)	Distributions	at Last FYE(4)
Name	Plan	($)	($)	($)	($)	($)

W.R. Johnson	Deferred RSUs	560,190	0	2,199,257	0	15,585,611
	1986 Plan	—	—	78,827	0	604,342
	Executive Deferred Comp Plan	0	—	0	0	0
	Excess Plan	—	950,519	1,390,646	0	9,051,831
	Total:	560,190	950,519	3,668,730	0	25,241,784

A.B. Winkleblack	Deferred RSUs	2,527,977	0	744,878	0	5,693,221
	Executive Deferred Comp Plan	0	—	0	0	0
	Excess Plan	—	220,183	180,265	0	1,441,126
	Total:	2,527,977	220,183	925,143	0	7,134,347

D.C. Moran	Deferred RSUs	3,707,643	0	648,322	0	5,221,677
	Executive Deferred Comp Plan	0	—	14,771	0	465,029
	Excess Plan	—	223,609	14,689	0	1,278,044
	Total:	3,707,643	223,609	677,782	0	6,964,750
C.S. O’Hara	Deferred RSUs	3,698,097	0	619,852	0	5,019,567
	Executive Deferred Comp Plan	512,785	—	18,855	0	531,639
	Excess Plan	—	116,454	64,211	0	484,072
	Total:	4,210,882	116,454	702,918	0	6,035,278

M.D. Milone	Deferred RSUs	464,607	0	449,199	0	3,265,322
	1986 Plan	—	—	42,163	0	323,253
	Executive Deferred Comp Plan	0	—	107,899	114,582	1,955,819
	Excess Plan	—	202,606	168,950	0	1,409,397
	Total:	464,607	202,606	768,211	114,582	6,953,791

(1)	Amounts of deferred RSUs were granted in prior years and were reported in the Summary Compensation Table for the year of grant. Amounts in this column represent RSUs granted in prior years that vested and were deferred in FY11. No RSUs granted in FY11 have vested and been deferred.

(2)	Reflects employer contributions to the Excess Plan, which are reported in the 2011 rows of the “All Other Compensation” column of the Summary Compensation Table and are quantified in Footnote (4) below.

(3)	The amounts reported include earnings from the 1986 Deferred Compensation Plan, the Executive Deferred Compensation Plan, and the Excess Plan, including investment gains or losses, cash dividend equivalents paid on deferred RSUs, and interest. Included in these amounts are $51,973 and $27,800 in interest accrued at a rate greater than 120% of the long-term AFR under the 1986 Deferred Compensation Plan for Messrs. Johnson and Milone, respectively, which are reported in the 2011 rows of the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table.

(4)	Includes the following amounts that were reported in the Summary Compensation Table for the fiscal years in which an executive was an NEO:

•	The grant date fair value of deferred RSUs is included in the following rows of the “Stock Awards” column of the Summary Compensation Table in the amounts of: $0 (2011), $0 (2010), and $374,996 (2009) for Mr. Johnson; $0 (2011), $0 (2010), and $124,999 (2009) for Mr. Winkleblack; $0 (2011), $0 (2010), and $130,175 (2009) for Mr. Moran; $0 (2011), $0 (2010), and $124,179 (2009) for Mr. O’Hara; and $0 (2011), $0 (2010) and $58,476 (2009) for Mr. Milone.

•	The interest on deferred compensation greater than 120% of the long-term AFR under the 1986 Deferred Compensation Plan is reported in the following rows of the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table in the amounts of: $51,973 (2011), $44,372 (2010), and $42,041 (2009) for Mr. Johnson; and $27,800 (2011), $23,734 (2010) and $22,487 (2009) for Mr. Milone.

•	The Company’s contributions to the Excess Plan are included in the following rows of the “All Other Compensation” column of the Summary Compensation Table in the amounts of: $950,519 (2011), $804,912 (2010), and $875,811 (2009) for Mr. Johnson; $220,183 (2011), $184,797 (2010), and $215,159 (2009) for Mr. Winkleblack; $223,609 (2011), $193,091 (2010), and $217,816 (2009) for Mr. Moran; $116,454 (2011), $97,366 (2010), and $110,300 (2009) for Mr. O’Hara; and $202,606 (2011), $167,214 (2010), and $154,126 (2009) for Mr. Milone.

1986 Deferred Compensation Plan—Material Factors

The 1986 Deferred Compensation Plan (the “1986 Plan”) authorized executives who were eligible under our Management Incentive Plan during 1986-87 to defer all or a part of their Fiscal Year 1986 and Fiscal Year 1987 annual bonus and LTI awards, as well as to rollover any previously deferred cash awards plus interest accrued. The 1986 Plan accounts accrue earnings at the greater of 150% of the Moody’s Composite Bond Index or 15% per year. The deferred account is distributed upon age 65 in 15 equal annual installments. This program was closed in 1987 and, as such, no additional compensation may be deferred into it. Currently, Mr. Johnson and Mr. Milone participate in the 1986 Plan, and the portion of the interest accrued on this deferred compensation that was greater than 120% of the long-term AFR for Fiscal Year 2011 is included in the Summary Compensation Table and identified in Footnote (5)(ii) to that table.

Executive Deferred Compensation Plan—Material Factors

The Executive Deferred Compensation Plan (the “EDCP”) authorizes eligible executives to make irrevocable elections in advance of receipt to defer all or part of their annual incentive payment. The MDCC believes that the EDCP is appropriate to enable executives to better plan for their retirement and manage their tax obligations.

Participants may elect a deferral period in which payments commence no earlier than one year after the year in which the compensation was earned and no later than the retirement date. Payments of deferred amounts may occur in a lump sum of cash or shares of Heinz stock or in up to 15 equal annual installments, according to the participant’s election. In electing to defer an amount under the EDCP, a participant also defers any federal income tax obligations until the time at which the deferred amount is paid out.

A notional account is established for each participant’s deferred amounts. Investment gains and losses on amounts deferred prior to Fiscal Year 2010 are credited to the account based on one or more of the following hypothetical investments as selected by the participant: (i) cash account bearing interest at the BNY Mellon Prime Account rate; (ii) H. J. Heinz Company stock account; or (iii) phantom investment alternatives that include several funds available to all employees through the Employees’ Retirement and Savings Plan, plus a fixed income option. Participants may change the future allocations of their deferred account among the various investment alternatives, but amounts that have been allocated to the H. J. Heinz Company Stock Account may not be transferred to other investment options. Deferred compensation contributions made to the EDCP after Fiscal Year 2010 earn a fixed rate of interest, and participants no longer have a choice of investment options for these deferrals. The fixed interest rate used by Heinz is based on 120% of the long-term AFR. The fixed interest rate is set annually at the beginning of October and is effective at the beginning of the next calendar year. Participants may not transfer prior deferrals into this fixed rate account or any other investment options.

Participants have no interest in any specific asset of the Company; their rights to receive payments under the EDCP are equivalent to those of an unsecured general creditor. Any and all investments remain the property of the Company. The credited earnings on each NEO’s account for Fiscal Year 2011 are included in the Non-Qualified Deferred Compensation table.

Employee Retirement and Savings Excess Plan (“Excess Plan”)—Material Factors

The Excess Plan provides supplementary benefits to the NEOs whose benefits under the Employees’ Retirement and Savings Plan are limited because of the restriction on annual additions that may be made to a qualified defined contribution plan and/or the limitation on compensation that may be taken into account in calculating contributions to such a plan. Only the age-related company profit-sharing contributions are supplemented under the Excess Plan, and deferrals by the NEOs are not permitted. The Excess Plan also provides for contribution credit on the value of annual RSU awards and any RSU award granted on a pro-rata basis to new hires or due to promotions.

Potential Payments upon Termination

The estimated payments to each NEO triggered in the event of an involuntary termination without cause, retirement, death, or disability, as of April 27, 2011, are set forth in the table below. There are no payments triggered by an involuntary termination with cause or a voluntary termination of employment.

Summary of Potential Payments Upon Termination (As of April 27, 2011)

	Involuntary
	Termination
Element	Without Cause	Retirement	Death	Disability

Severance(1)
W.R. Johnson	$2,500,000	$0	$0	$0
A.B. Winkleblack	$1,300,000	$0	$0	$0
D.C. Moran	$1,330,000	$0	$0	$0
C.S. O’Hara	$1,300,000	$0	$0	$0
M.D. Milone	$1,200,000	$0	$0	$0
Intrinsic Value of Accelerated RSUs(2)
W.R. Johnson	$2,600,845	$0	$2,600,845	$2,600,845
A.B. Winkleblack	$883,487	$0	$883,487	$883,487
D.C. Moran	$912,278	$0	$912,278	$912,278
C.S. O’Hara	$880,580	$0	$880,580	$880,580
M.D. Milone	$647,381	$0	$647,381	$647,381
Intrinsic Value of Accelerated Stock Options(3)
W.R. Johnson	$0	$0	$7,110,490	$7,110,490
A.B. Winkleblack	$0	$0	$1,645,157	$1,645,157
D.C. Moran	$0	$0	$1,704,466	$1,704,466
C.S. O’Hara	$0	$0	$1,633,696	$1,633,696
M.D. Milone	$0	$0	$1,383,200	$1,383,200
Long-Term Performance Program(4)
W.R. Johnson	$1,718,750	$1,718,750	$1,718,750	$1,718,750
A.B. Winkleblack	$276,250	$276,250	$276,250	$276,250
D.C. Moran	$282,625	$282,625	$282,625	$282,625
C.S. O’Hara	$276,250	$276,250	$276,250	$276,250
M.D. Milone	$255,000	$255,000	$255,000	$255,000
Total
W.R. Johnson	$6,819,595	$1,718,750	$11,430,085	$11,430,085
A.B. Winkleblack	$2,459,737	$276,250	$2,804,894	$2,804,894
D.C. Moran	$2,524,903	$282,625	$2,899,369	$2,899,369
C.S. O’Hara	$2,456,830	$276,250	$2,790,526	$2,790,526
M.D. Milone	$2,102,381	$255,000	$2,285,581	$2,285,581

(1)	Severance pay assumes 24 months of base salary with a signed release.

(2)	Intrinsic value of RSUs for each termination event for which vesting is accelerated, determined based on the FY11 closing stock price of $51.23. Any unvested retention awards are forfeited, and it is assumed that the performance metric for the FY11 RSUs is met.

(3)	Intrinsic value of stock options with vesting for each termination event for which vesting is accelerated, determined based on the FY11 closing stock price of $51.23.

(4)	For the FY11-12 LTPP, termination during the first year of the two-year performance period generates a pro-rated award. Since termination is assumed to occur on the last day of the first year of the two-year performance period, the pro-rated award is equal to one-half of the target payout, because we have assumed target payouts for all terminations.

Severance Pay Plan—Material Factors

NEOs are eligible for benefits under the Severance Pay Plan provided that the reason for termination is involuntary on the part of the employee and occurs for reasons beyond the NEO’s control, such as job elimination, location closing, or reduction in the workforce. NEOs must be willing to provide satisfactory transitional assistance in order to be eligible for severance benefits.

Under the Severance Pay Plan, NEOs typically receive a severance payment equal to 24 months of salary following the execution of a release. Severance payments are generally made in a cash lump sum, but may occasionally be made in periodic payments at our discretion as soon as administratively feasible after the termination of employment and after the former NEO’s executed release has become irrevocable.

In the event that an NEO is rehired within one year after such termination of employment, the NEO will be required to refund to us the portion of any severance pay that exceeded the amount of earnings the individual would have received as an employee of the Company between the time of termination and rehire.

Potential Payments upon Change in Control

The estimated payments to each NEO triggered in the event of a change in control of the Company with and without termination of employment are set forth in the table below. There are no payments triggered by an involuntary termination with cause or a voluntary termination of employment.

Summary of Potential Payments Upon Change in Control for
Named Executive Officers (Fiscal Year 2011) (As of April 27, 2011)

	Change in Control
		Double Trigger
		Involuntary
		Termination
	Single	without	Good
Element	Trigger(1)	Cause(2)	Reason(3)	Retirement	Death	Disability

Severance Protection Agreement
Bonus(4)
W.R. Johnson	$0	$4,250,000	$4,250,000	$0	$4,223,333	$4,223,333
A.B. Winkleblack	$0	$970,000	$970,000	$0	$951,667	$951,667
D.C. Moran	$0	$912,000	$912,000	$0	$937,371	$937,371
C.S. O’Hara	$0	$930,000	$930,000	$0	$901,856	$901,856
M.D. Milone	$0	$800,000	$800,000	$0	$893,273	$893,273
Severance(5)
W.R. Johnson	$0	$16,420,000	$16,420,000	$0	$0	$0
A.B. Winkleblack	$0	$4,805,000	$4,805,000	$0	$0	$0
D.C. Moran	$0	$4,807,113	$4,807,113	$0	$0	$0
C.S. O’Hara	$0	$4,655,569	$4,655,569	$0	$0	$0
M.D. Milone	$0	$4,479,818	$4,479,818	$0	$0	$0
Continuation Coverage (Health & Life)(6)
W.R. Johnson	$0	$682,386	$682,386	$0	$0	$0
A.B. Winkleblack	$0	$106,996	$106,996	$0	$0	$0
D.C. Moran	$0	$113,383	$113,383	$0	$0	$0
C.S. O’Hara	$0	$77,191	$77,191	$0	$0	$0
M.D. Milone	$0	$108,188	$108,188	$0	$0	$0
Additional Retirement Equivalent(7)
W.R. Johnson	$0	$0	$0	$0	$0	$0
A.B. Winkleblack	$0	$2,694,125	$2,694,125	$0	$0	$0
D.C. Moran	$0	$2,661,583	$2,661,583	$0	$0	$0
C.S. O’Hara	$0	$1,871,209	$1,871,209	$0	$0	$0
M.D. Milone	$0	$5,954,569	$5,954,569	$0	$0	$0
Excise Tax Gross-Up(8)
W.R. Johnson	$0	$0	$0	$0	$0	$0
A.B. Winkleblack	$0	$0	$0	$0	$0	$0
D.C. Moran	$0	$0	$0	$0	$0	$0
C.S. O’Hara	$0	$3,946,342	$3,946,342	$0	$0	$0
M.D. Milone	$0	$0	$0	$0	$0	$0

Summary of Potential Payments Upon Change in Control for
Named Executive Officers (As of April 27, 2011)

	Change in Control
			Double Trigger
			Involuntary
			Termination
	Single		without		Good
Element	Trigger(1)		Cause(2)		Reason(3)		Retirement	Death		Disability

Other
Intrinsic Value of Accelerated Stock Options
W.R. Johnson	$0	(9)	$7,110,490	(10)	$7,110,490	(11)	$0	$7,110,490	(10)	$7,110,490	(10)
A.B. Winkleblack	$0	(9)	$1,645,157	(10)	$1,645,157	(11)	$0	$1,645,157	(10)	$1,645,157	(10)
D.C. Moran	$0	(9)	$1,704,466	(10)	$1,704,466	(11)	$0	$1,704,466	(10)	$1,704,466	(10)
C.S. O’Hara	$0	(9)	$1,633,696	(10)	$1,633,696	(11)	$0	$1,633,696	(10)	$1,633,696	(10)
M.D. Milone	$0	(9)	$1,383,200	(10)	$1,383,200	(11)	$0	$1,383,200	(10)	$1,383,200	(10)
Intrinsic Value of Accelerated RSUs
W.R. Johnson	$0	(12)	$3,881,800	(13)	$3,881,800	(14)	$0	$2,600,845	(15)	$2,600,845	(15)
A.B. Winkleblack	$0	(12)	$1,315,996	(13)	$1,315,996	(14)	$0	$883,487	(15)	$883,487	(15)
D.C. Moran	$0	(12)	$1,360,157	(13)	$1,360,157	(14)	$0	$912,278	(15)	$912,278	(15)
C.S. O’Hara	$0	(12)	$1,311,232	(13)	$1,311,232	(14)	$0	$880,580	(15)	$880,580	(15)
M.D. Milone	$0	(12)	$994,118	(13)	$994,118	(14)	$0	$647,381	(15)	$647,381	(15)
Long-Term Performance Program(16)
W.R. Johnson	$1,718,750		$1,718,750		$1,718,750		$1,718,750	$1,718,750		$1,718,750
A.B. Winkleblack	$276,250		$276,250		$276,250		$276,250	$276,250		$276,250
D.C. Moran	$282,625		$282,625		$282,625		$282,625	$282,625		$282,625
C.S. O’Hara	$276,250		$276,250		$276,250		$276,250	$276,250		$276,250
M.D. Milone	$255,000		$255,000		$255,000		$255,000	$255,000		$255,000
Total
W.R. Johnson	$1,718,750		$34,063,426		$34,063,426		$1,718,750	$15,653,418		$15,653,418
A.B. Winkleblack	$276,250		$11,813,524		$11,813,524		$276,250	$3,756,561		$3,756,561
D.C. Moran	$282,625		$11,841,327		$11,841,327		$282,625	$3,836,740		$3,836,740
C.S. O’Hara	$276,250		$14,701,489		$14,701,489		$276,250	$3,692,382		$3,692,382
M.D. Milone	$255,000		$13,974,893		$13,974,893		$255,000	$3,178,854		$3,178,854

(1)	There is a change in control and the executive continues in his job.

(2)	There is a change in control and the executive is involuntarily terminated by the Company without cause within 24 months of the change in control. Each payment is calculated pursuant to the severance protection agreement, a form of which is filed with the SEC, or the applicable equity plans.

(3)	There is a change in control and the executive terminates employment for good reason within 24 months of the change in control. Each payment is calculated pursuant to the severance protection agreement or the applicable equity plans.

(4)	In the event of involuntary termination without cause and termination by the NEO for good reason, the bonus is equal to the FY11 annual cash bonus award multiplied by the portion of the fiscal year worked by the NEO, which in this case is the entire year. In the event of death or disability, the amount is equal to the average of FY11, FY10 and FY09 annual cash bonus awards multiplied by the portion of the fiscal year worked by the NEO, which in this case is the entire year.

(5)	Amount equals three times the sum of FY11 salary + the average of FY11, FY10, and FY09 annual cash bonus awards.

(6)	Amount equals 36 months of health care coverage and three years of life insurance premiums. No discount rate was applied.

(7)	Calculated in accordance with Section 3.1(b)(iv) of the severance protection agreement. See “Severance Protection Agreement.”

(8)	Based on a stock-for-stock transaction and calculated in accordance with Sections 5 and 6 of the severance protection agreement.

(9)	Intrinsic value of stock options for which vesting is accelerated due to a change in control, determined based on the FY11 closing stock price of $51.23. The assumption is that all stock options are replaced.

(10)	Intrinsic value of stock options for which vesting is accelerated due to a change in control and a simultaneous involuntary termination of employment without cause, determined based on the FY11 closing stock price of $51.23. The assumption is that all stock options are replaced. All unvested stock options would immediately vest and continue with original expiration date.

(11)	Intrinsic value of stock options for which vesting is accelerated due to a change in control and a simultaneous termination of employment by the NEO for good reason, determined based on the FY11 closing stock price of $51.23. The assumption is that all stock options are replaced. All unvested stock options granted prior to August 27, 2007 would immediately vest and expire on the last day of employment; however, all of such options are fully vested.

(12)	The assumption is that all RSUs are replaced; therefore, there is no acceleration of the unvested RSU awards. RSUs will continue to vest according to grant schedule.

(13)	Intrinsic value of RSUs for which vesting is accelerated due to a change in control and a simultaneous involuntary termination of employment by the Company without cause, determined based on the FY11 closing stock price of $51.23. Retention awards are forfeited. The assumptions are that all RSUs are replaced and the performance metric for the FY11 RSUs is met.

(14)	Intrinsic value of RSUs for which vesting is accelerated due to a change in control and a termination of employment by the NEO for good reason, determined based on the FY11 closing stock price of $51.23. Retention awards are forfeited. The assumptions are that all RSUs are replaced and the performance metric for the FY11 RSUs is met.

(15)	Intrinsic value of RSUs for which vesting is accelerated in the event of death or disability, determined based on the FY11 closing stock price of $51.23. Retention awards are forfeited. The assumption is that the performance metric for the FY11 RSUs is met.

(16)	For the FY11-12 LTPP, a termination immediately following a change in control generates a pro-rated award as of the date of the change in control. Since the change in control is assumed to occur on the last day of the first year of the performance period, the pro-rated award is equal to one-half of the target payout, because we have assumed target payout for all terminations.

Severance Protection Agreements

Each NEO has entered into a severance protection agreement with the Company. Each severance protection agreement provides that, in lieu of the benefits under the Severance Pay Plan, we will make the following payments or pay the cost of the following benefits if an executive’s employment is terminated involuntarily other than for cause or voluntarily for good reason, within two years after a change in control of the Company:

•	All accrued compensation and a pro-rated bonus;

•	A lump sum payment equal to three times the sum of the executive’s annual salary and his three-year actual bonus average as severance pay;

•	A lump sum payment of a retirement benefit determined by taking into account an additional three years of age, service, and contributions for purposes of calculating such retirement benefits.

•	Life insurance, medical, dental, and hospitalization benefits for the NEO and his dependents for three years, at the same level as immediately prior to the change in control or at the same level as other similarly situated executives who continue in the employ of the Company. These amounts may be reduced to the extent that the executive becomes eligible for any such benefits pursuant to a subsequent employer’s benefit plans; and

•	Reimbursement for the impact of excise taxes associated with payments that are contingent upon a change in control in the event of a stock for stock transaction. The Company can reduce severance payments by up to 10% to avoid triggering the excise tax.

RSU Change in Control Provisions

Pursuant to the 2003 Plan, in the event of a change in control of the Company, RSUs granted on or after May 17, 2005, except for certain RSU retention awards described below, (i) will vest on the date of the change in control, if they are not replaced by a successor company, or (ii) if they are replaced by a successor company, or the change in control does not involve a successor company, will vest on the executive’s termination date within 24 months of the change in control, if the termination decision was made by the Company other than for cause

(as defined in the 2003 Plan) or by the executive for good reason (as defined in the 2003 Plan). Any unvested RSU retention awards granted to NEOs would be forfeited in the event of any termination of employment.

Stock Option Change in Control Provisions

Pursuant to the 1996 Stock Option Plan, the 2000 Stock Option Plan, and the 2003 Plan, in the event of a change in control of the Company, all stock options granted on or after May 17, 2005 will vest immediately in the event of a change in control if the stock options are not replaced by a successor company. If the successor company replaces the stock options in the change in control, or the change in control does not involve a successor company, then the stock options will vest upon a qualifying termination from the Company within 24 months of the change in control. A qualifying termination means termination by the Company without cause or termination by the executive for good reason.

LTPP Change in Control Provisions

In the event of a change in control of the Company, all NEOs receive immediate acceleration of their payout based on the pro-rata portion of each performance period completed and verifiable performance to date.

Compensation Committee Report

The Management Development and Compensation Committee of the Board of Directors of H. J. Heinz Company has reviewed and discussed the Compensation Disclosure and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Committee recommended to the Board of Directors that the Compensation Disclosure and Analysis be included in this Proxy Statement.

Charles E. Bunch, Chair	Dennis H. Reilley
Edith E. Holiday	Thomas J. Usher
Dean R. O’Hare	Michael F. Weinstein

Additional Information

Section 16 Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers to file reports with the SEC. To the Company’s knowledge, during the fiscal year ended April 27, 2011, all required filings were made on a timely basis, based on review of the reports and written representations provided to the Company.

No Incorporation by Reference

Notwithstanding any general language that may be to the contrary in any document filed with the SEC, the information in this Proxy Statement under the captions “Report of the Audit Committee” and “Compensation Committee Report” shall not be incorporated by reference into any document filed with the SEC.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on August 30, 2011. The Proxy Statement and Annual Report to security holders are available at www.proxydocs.com/hnz.

You may obtain directions to attend the meeting and vote in person by contacting Heinz Shareholder Relations at 412-456-1771.

Rene D. Biedzinski
Corporate Secretary

Dated: July 1, 2011

Appendix A

May 11, 2011

H. J. Heinz Company
Director Independence Standards

I.	Absence of a material relationship

An “independent” director is a director who the Board of Directors has determined has no material relationship with Heinz, either directly, or indirectly, including as a partner, shareholder, or executive officer of an organization that has a relationship with Heinz. A relationship is “material” if, in the judgment of the Board, the relationship would interfere or would be reasonably expected to interfere with the director’s independent judgment. For purposes of these standards, “Heinz” means H. J. Heinz Company and its consolidated subsidiaries, collectively. The Board of Directors has established the following guidelines to affirmatively determine when a relationship between a director (or an organization with which a director is associated) and Heinz is material. In determining whether a particular relationship would be viewed as interfering with a director’s independent judgment, the Board considers among other things, the guidelines set forth below.

A.	Relationships that preclude independence

A director is not deemed to be independent if:

1.	the director, or the director’s “immediate family member”[1], received from Heinz payments in an aggregate amount that exceeded $120,000 during any twelve-month period within the last three years, other than compensation for board service and pension or other forms of deferred compensation for prior service with Heinz (provided that such compensation is not contingent in any way on continued service), except that compensation received by an immediate family member for service as an employee of Heinz (other than as an executive officer) need not be considered in determining independence;

2.	the director is an executive officer or employee of, or his or her immediate family member is an executive officer of, a company, or other for profit entity, to which Heinz made, or from which Heinz received for property or services, payments (other than those arising solely from investments in the Company’s securities), in an aggregate amount that exceeded the greater of $1 million or 2% of such company’s consolidated gross revenues in any of the last three fiscal years; or

3.	the director serves as an executive officer of any tax exempt organization that received contributions from Heinz in any of the preceeding three fiscal years in an aggregate amount that exceeded the greater of $1 million or 2% of such tax exempt organization’s consolidated gross revenues.

B.	Relationships that do not preclude independence

The Board will consider each relationship not only from the standpoint of the director, but also from the standpoint of persons and organizations with which the director has a relationship.

Without limiting the types of relationships that the Board may determine to not be material, the Board has determined that relationships of the following types, in and of themselves, will not be considered material relationships that would impair a director’s independence:

1.	commercial relationships in which a director (or an immediate family member)

1 An immediate family member is defined as a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, and brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home.

(a)	is a director of an entity that is a party to a transaction with the Company;

(b)	is the holder (together with other Company directors, nominees for director, executive officers, 5% holders of the Company, and immediate family members of all such persons) of less than a 10% equity interest in an entity that is a party to a transaction with the Company; or

(c)	is an executive officer of or is the holder (together with other Company directors, nominees for director, executive officers, 5% holders of the Company, and immediate family members of all such persons) of a 10% or greater equity interest in an entity with which the Company has ordinary course business dealings or with which the Company has a commercial banking, investment banking or insurance brokerage relationship, in each case, (i) to which Heinz has not made, or from which Heinz has not received for property or services, payments (other than those arising solely from investments in the Company’s securities), in an aggregate amount that exceed the greater of $1 million or 2% of such entity’s consolidated gross revenues in any of the last three fiscal years and (ii) where the Company director (or an immediate family member of such director) is not directly involved in the entity’s business dealings with the Company; or

2.	membership in, or association with, the same professional association, social, educational, fraternal or religious organization, club or institution, as an executive officer or other director of the Company.

Notwithstanding the above, any other type of relationship not included in the categorical standards described in this section would have to be evaluated independently by the Board of Directors.

II.	Three-year look-back period

In addition to the guidelines set forth above:

A.	No director (other than the Chief Executive Officer) will be independent if he or she is currently, or was at any time within the last three years, an employee of Heinz.

B.	No director, and no immediate family member of a director, may currently be, or have been within the last three years, employed as an executive officer of another company where any of Heinz’s present executive officers at the same time serves or served on that company’s compensation committee (or other board committee performing an equivalent function or, in the absence of any such committee, the entire board of directors).

C.	No director will be independent if he or she has any immediate family member that is currently, or was at any time within the last three years, an executive officer of Heinz.

D.	No director will be independent if (1) he or she or an immediate family member is a current partner of a firm that is Heinz’s internal or external auditor; (2) the director is a current employee of such a firm; (3) the director has an immediate family member who is a current employee of such a firm and personally works on Heinz’s audit; or (4) the director or an immediate family member was at any time within the last three years (but is no longer) a partner or employee of such a firm and personally worked on Heinz’s audit within that time.

III.  Additional requirements for Audit Committee members

In addition to the guidelines set forth above, a director is not considered independent for purposes of serving on the Audit Committee, and may not serve on the Audit Committee, if the director:

A.	accepts directly or indirectly any consulting, advisory, or compensatory fee from Heinz, other than fees for service as a director or fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with Heinz (provided that such compensation is not contingent in any way on continued service); or

B.	is an affiliated person of Heinz, as determined in accordance with Securities and Exchange Commission (“SEC”) regulations. In this regard, Audit Committee members are prohibited from owning or controlling more than 10% of any class of Heinz’s voting securities or such lower amount as may be established by the SEC.

IV.	Additional requirements for Management Development and Compensation Committee members

In addition to the guidelines set forth above, a director is not considered independent for purposes of serving on the Management Development and Compensation Committee, and may not serve on the Management Development and Compensation Committee, if the director:

A.	receives directly or indirectly any remuneration as specified for purposes of Section 162(m) of the Internal Revenue Code;

B.	has ever been an officer of Heinz or is a former employee of Heinz who receives compensation for prior services (other than benefits under a tax-qualified retirement plan); or

C.	has a direct or indirect material interest in any current or proposed transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships required to be disclosed under SEC Regulation S-K Item 404(a) involving amounts in excess of $120,000.

V.	Compliance with NYSE listing standards and SEC and IRS regulations

These independence standards are intended to meet the requirements of the NYSE listing standards and regulations adopted by the SEC and the Internal Revenue Service.

Shareowner ServicesSM P.O. Box 64945 St. Paul, MN 55164-0945

COMPANY #
Vote by Internet, Telephone, or Mail
24 Hours a Day, 7 Days a Week
Your phone or Internet vote authorizes the named
proxies to vote your shares in the same manner as if
you marked, signed, and returned your proxy card.

INTERNET – www.ematerials.com/hnz Use the Internet to vote your proxy until 11:59 p.m. (CT) on August 29, 2011.

PHONE – 1-800-560-1965 Use a touch-tone telephone to vote your proxy until 11:59 p.m. (CT) on August 29, 2011.

MAIL – Mark, sign, and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone you do NOT need to mail back your Proxy Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,
SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.
Please detach here

The Board of Directors Recommends a Vote FOR Items 1, 2 and 3, and 1 year for Item 4.

Election of directors:	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN

1a. W. R. Johnson	☐	☐	☐	1e. E. E. Holiday	☐	☐	☐	1i. D. H. Reilley	☐	☐	☐

1b. C. E. Bunch	☐	☐	☐	1f. C. Kendle	☐	☐	☐	1j. L. C. Swann	☐	☐	☐

1c. L. S. Coleman, Jr.	☐	☐	☐	1g. D. R. O’Hare	☐	☐	☐	1k. T. J. Usher	☐	☐	☐

1d. J. G. Drosdick	☐	☐	☐	1h. N. Peltz	☐	☐	☐	1l. M. F. Weinstein	☐	☐	☐

2. Ratification of Independent Registered Public Accounting Firm		☐ For	☐ Against	☐ Abstain

3. Advisory vote on the Company’s executive compensation program		☐ For	☐ Against	☐ Abstain

4. Advisory vote on frequency of future advisory votes on executive compensation	☐ 1 Year	☐ 2 Years	☐ 3 Years	☐ Abstain

The proxies are also authorized to vote, in their discretion, upon such other matters as may properly come before the meeting.

WHEN PROPERLY EXECUTED THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ALL NOMINEES IN ITEM 1, FOR ITEMS 2 AND 3, AND 1 YEAR FOR ITEM 4.

Date ________________________

Will Attend Meeting Yes ☐	Address Change? Mark Box ☐	Indicate changes below:

Signature(s) in Box

Please sign exactly as your name(s) appears on the Proxy Card. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy Card.

ADMISSION TICKET
H. J. HEINZ COMPANY
2011 ANNUAL MEETING OF SHAREHOLDERS
Tuesday, August 30, 2011
9:00 a.m.
Fairmont Pittsburgh
510 Market Street
Pittsburgh, Pennsylvania 15222
THIS TICKET WILL ADMIT TWO PERSONS

proxy card

H. J. HEINZ COMPANY
This Proxy Is Solicited on Behalf of the Board of Directors
WILLIAM R. JOHNSON, THEODORE N. BOBBY, and ARTHUR B. WINKLEBLACK are, and each of them is, appointed and authorized to represent the undersigned at the Annual Meeting of Shareholders of H. J. Heinz Company to be held at the Fairmont Pittsburgh, 510 Market Street, Pittsburgh, Pennsylvania 15222, on Tuesday, August 30, 2011, at 9:00 a.m., and at any adjournments thereof, and to vote the number of shares that the undersigned would be entitled to vote if personally present on all items coming before the meeting in the manner specified and on any other business that may properly come before the meeting.
Please vote on the matters stated on the reverse side. You can vote by signing, dating, and returning the proxy card promptly, using the enclosed envelope, or via the Internet or toll-free telephone by following the instructions on the reverse side of this proxy card.
This proxy, when properly executed, will be voted in the manner directed by the shareholder. If no direction is given, this proxy will be voted “FOR” all nominees in Item 1, “FOR” Items 2 and 3, and 1 year for Item 4.
See reverse for voting instructions.

Shareowner ServicesSM P.O. Box 64945 St. Paul, MN 55164-0945

COMPANY #
Vote by Internet, Telephone, or Mail
24 Hours a Day, 7 Days a Week
Your phone or Internet vote authorizes the named
proxies to vote your shares in the same manner as if
you marked, signed, and returned your
voting instruction card.

INTERNET – www.ematerials.com/hnz Use the Internet to vote until 11:59 p.m. (CT) on August 25, 2011.

PHONE – 1-800-560-1965 Use a touch-tone telephone to vote until 11:59 p.m. (CT) on August 25, 2011.

MAIL – Mark, sign, and date your voting instruction card and return it in the postage-paid envelope provided.

If you vote by Internet or by Telephone you do NOT need to mail back your voting instruction card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,
SIMPLY SIGN, DATE, AND RETURN THIS VOTING INSTRUCTION CARD.
Please detach here

The Board of Directors Recommends a Vote FOR Items 1, 2 and 3, and 1 year for Item 4.

Election of directors:		FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN

1a.	W. R. Johnson	☐	☐	☐	1e.	E. E. Holiday	☐	☐	☐	1i.	D. H. Reilley	☐	☐	☐

1b.	C. E. Bunch	☐	☐	☐	1f.	C. Kendle	☐	☐	☐	1j.	L. C. Swann	☐	☐	☐

1c.	L. S. Coleman, Jr.	☐	☐	☐	1g.	D. R. O’Hare	☐	☐	☐	1k.	T. J. Usher	☐	☐	☐

1d.	J. G. Drosdick	☐	☐	☐	1h.	N. Peltz	☐	☐	☐	1l.	M. F. Weinstein	☐	☐	☐

2. Ratification of Independent Registered Public Accounting Firm		☐ For	☐ Against	☐ Abstain

3. Advisory vote on the Company’s executive compensation program		☐ For	☐ Against	☐ Abstain

4. Advisory vote on frequency of future advisory votes on executive compensation	☐ 1 Year	☐ 2 Years	☐ 3 Years	☐ Abstain

The proxies are also authorized to vote, in their discretion, upon such other matters as may properly come before the meeting.

WHEN PROPERLY EXECUTED YOUR PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ALL NOMINEES IN ITEM 1, FOR ITEMS 2 AND 3, AND 1 YEAR FOR ITEM 4.
Date
Will Attend Meeting Yes	☐	Address Change? Mark Box	☐	Indicate changes below:

Signature(s) in Box

Please sign exactly as your name(s) appears on the Proxy Card. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy Card.

ADMISSION TICKET
H. J. HEINZ COMPANY
2011 ANNUAL MEETING OF SHAREHOLDERS
Tuesday, August 30, 2011

9:00 a.m.
Fairmont Pittsburgh
510 Market Street
Pittsburgh, Pennsylvania 15222
THIS TICKET WILL ADMIT TWO PERSONS

voting instruction card

H. J. HEINZ COMPANY
VOTING INSTRUCTION CARD FOR 2011 ANNUAL MEETING
Employees Retirement and Savings Plan
H. J. Heinz Company SAVER Plan
The undersigned, as a participant in one or more of the H. J. Heinz Company benefit plans, as noted above, hereby directs The Bank of New York Mellon, successor by operation of law to Mellon Bank, N.A. as trustee of the plans (“the Trustee”), to vote all shares of Common Stock of H. J. Heinz Company (the “Company”) credited to the undersigned’s account in such plans at the Annual Meeting of Shareholders of the Company to be held on Tuesday, August 30, 2011, and at any adjournments thereof, in accordance with these instructions, on the matters stated on the reverse side, and on the transaction of such other business as may properly come before the meeting.
Your vote is important to us. Plan participants may give directions by toll-free telephone or Internet by following the instructions on this card or by completing, dating, and signing this card and returning it promptly in the enclosed postage-paid envelope. If you give your instructions via the Internet or by telephone you do not need to mail back a voting instruction card.
The shares represented by this voting instruction card will be voted as directed. If your authorized confidential voting instructions are not received by August 25, 2011, the shares, together with other shares for which no instructions were received, will be voted on each proposal in the same proportions as the trustee votes shares for which clear and timely instructions were received by the Trustee from other plan participants.
See reverse for voting instructions.